Exhibit 10.1

PRE-DEVELOPMENT, DEVELOPMENT

&

FINANCING ARRANGEMENT

AGREEMENT

THIS PRE-DEVELOPMENT, DEVELOPMENT & FINANCING ARRANGEMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into this 22nd day of November, 2011 (the “Effective Date”) by and between Jamul Indian Village, a federally recognized Indian tribe (hereinafter referred to as the “Tribe”), located in the State of California with tribal offices located at P.O. Box 612, 14191 Hwy 94 #16, Jamul, California 91935, the Jamul Gaming Authority (hereinafter referred to as the “Authority”), a governmental subdivision and instrumentality of the Tribe, with business offices located at P.O. Box 612 14191 Hwy 94 #16, Jamul, California 91935, and Lakes Jamul Development, LLC, a Minnesota limited liability company (hereinafter referred to as “Lakes”), whose business office is located at 130 Cheshire Lane, Minnetonka, Minnesota 55305.

RECITALS

A. The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

B. The United States government holds lands in the State of California in trust for the benefit of the Tribe over which the Tribe exercises jurisdiction and possesses sovereign governmental powers (the Tribe’s “Indian Lands”).

C. In compliance with the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq. as it may from time to time be amended, the Executive Committee of the Tribe has or will enact a tribal ordinance regulating the operation of Gaming activities on the Tribe’s Indian Lands (hereinafter referred to as the “Gaming Ordinance”), which authorizes and provides a regulatory structure for Class II Gaming and Class III Gaming on the Tribe’s Indian Lands subject to applicable law.

D. The Tribe intends to develop and construct a Gaming Facility and related ancillary facilities on the Tribe’s Indian Lands (hereinafter referred to as the “Project”). The Project may be constructed in phases. The Tribe intends to move forward with a Gaming Facility with up to 349 Gaming devices, assuming authority is obtained for such facility pursuant to the Tribe’s environmental laws (“First Phase”). Thereafter, it is contemplated that there may be additional phases, depending on the success of efforts to mitigate impacts and obtain environmental and other regulatory approvals. The Tribe may determine to pursue, modify or not pursue one or more of the phases or may decide to skip one or more phases. After development of the Project (regardless of phase), the Authority will operate Gaming on the Tribe’s Indian Lands in accordance with applicable law and if necessary for third party financing, may assume any necessary obligations of the Tribe including development and ownership of the Gaming Facility.

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E. The Tribe believes that the development and construction of the Project will provide employment and improve the social, economic, education, and health needs of the Tribe’s members; increase the revenues of the Tribe, and enhance the Tribe’s economic self-sufficiency and self-determination.

F. The Tribe does not presently have the resources to obtain all of the necessary entitlements to construct the Project, or to finance and develop the Project on their own and desire to engage the financing assistance and services of a financing/development company with knowledge and experience in the Gaming industry to provide start-up financing, pre-development and development services in connection with the Tribe’s planned Project.

G. Lakes has represented to the Tribe that it (1) will use its reasonable best efforts to arrange for financing necessary to provide pre-development services, develop, construct and equip the Project contemplated by this Agreement; and (2) has the development and construction oversight expertise to provide design and construction oversight services to efficiently plan and build the Project.

H. Lakes will, subject to the terms and conditions described herein, advance funds to the Tribe related to pre-development expenses, provide development design and construction oversight services, and assist with the arranging of financing, in connection with the development of the Project.

I. In connection with a previously proposed Gaming project of the Tribe, an Affiliate of Lakes previously advanced to the Tribe certain funds; and it is the intent of the parties that (i) the Authority and the Tribe be jointly and severally obligated to repay such advances, (ii) payments with respect to such advances be made to Lakes on behalf of and as agent for such Affiliate, and (iii) payment for such advances and interest accrued thereon will be subject to the terms and conditions of this Agreement.

J. The Tribe desires to take all steps reasonably necessary in accordance with this Agreement and in compliance with all applicable laws to (i) complete necessary pre-development activities, (ii) obtain a commitment for financing the Gaming Facility, (iii) design the Gaming Facility and enter into contracts to construct, furnish and equip the Gaming Facility so that the Gaming Facility can be opened to the public as soon as possible, and (iv) obtain all necessary Federal and applicable State and local regulatory approvals to develop and construct the Gaming Facility. Upon the Opening Date, the Authority will operate, maintain and manage the Gaming Facility.

K. The Authority, the Tribe and Lakes intend that their relationship with regard to the Project shall be a sole and exclusive arrangement between the Parties as provided for in this Agreement.

L. The Parties recognize and acknowledge that Lakes shall have the exclusive right and obligation, subject to the terms and conditions described herein, to assist and support the Tribe in connection with efforts relating to the design, financing, development, construction, furnishing and equipping of the Gaming Facility in accordance with the terms of this Agreement and that Lakes shall have no responsibility whatsoever pursuant to this Agreement for the operation, maintenance or management of the Gaming Facility or any Gaming operations conducted therein.

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M. Any dispute regarding this Agreement between the parties is to be subject to the dispute resolution and governing law provisions contained herein.

N. The Authority, the Tribe and Lakes intend that this Agreement shall become effective and binding upon the date of execution by the parties, and shall supersede and replace in all respects the agreement entitled Development Financing and Services Agreement dated January 17, 2006, entered into by the parties hereto (the “Existing Development Agreement”).

NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Authority, the Tribe and Lakes agree as follows.

ARTICLE 1

Definitions

As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Article:

“Affiliate” or “Affiliates” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including the terms controlling, controlled by, or under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise.

“Agreement” means this Pre-Development, Development & Financing Arrangement Agreement, as it may be amended, supplemented, restated or replaced from time to time.

“Applicable Federal Rate” is the Long-term Applicable Federal Rate as published by the U.S. Treasury for the applicable period.

“Architect” any architectural or engineering firm duly licensed to provide architectural services for the Project.

“Authority” means the Jamul Gaming Authority, established by governmental action of the Tribe as a separate governmental subdivision and instrumentality of the Tribe, vested with sovereign immunity of the Tribe and granted certain powers to conduct specific business endeavors on behalf of the Tribe, including the development of the Project and Gaming on the lands of the Tribe except that until the Opening Date of the Gaming Facility, or as necessary to obtain financing, the Tribal Council shall act as the Authority and shall have all the rights and obligations of the Authority as provided for in this Agreement.

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“Available Funds” means, for any period, the Net Revenue for such period, minus or plus each of the following, without duplication:

(i) plus depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an actual or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Authority for such period to the extent that such depreciation, amortization or other non-cash expenses were deducted in computing Net Revenue;

(ii) plus amortization of debt issuance costs to the extent deducted in calculating Net Revenue;

(iii) plus amortization of preopening expenses related to the Project, if any, to the extent deducted in calculating Net Revenue;

(iv) plus any costs associated with the project that are funded by external financing sources, including interest payments, if any to the extent deducted in calculating Net Revenue;

(v) plus interest income on cash and cash equivalents received during such period, to the extent not already included in the calculation of Net Revenue;

(vi) plus interest expense on Existing Loan and Tribal Support Loan;

(vii) plus Gaming Commission costs, and Authority and Tribe costs directly related to the business activities conducted in the Gaming Facility, cumulatively exceeding $500,000 (annually) or 1% of Revenues (annually) whichever is greater;

(viii) plus Authority costs not directly related to the Gaming Facility, if any;

(ix) plus costs of the Tribe not directly related to the Gaming Facility, if any;

(x) plus any non-cash reductions in Net Revenue not added back elsewhere to arrive at Available Funds;

(xi) plus any other payments not related to the Gaming facility or related amenities to the extent deducted from Net Revenue;

(xii) minus any non-cash additions to Net Revenue not deducted elsewhere to arrive at Available Funds;

(xiii) minus Capital Expenditures reserve totaling 1% of Revenues;

(xiv) minus monthly payments due of principal on the Development Financing Loan and the Development Loan and if amounts are due other than monthly then the proportionate monthly share of the next payment due; and

(xv) minus the payment of interest expenses incurred on amounts of the Development Financing Loan and the Development Loan to the extent excluded in calculating Net Revenue, if any.

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“BIA” means the Bureau of Indian Affairs, established within the United States Department of Interior.

“Capital Expenditures” means any expenditure that is considered a capital expenditure under GAAP.

“Claim” means any dispute, claim, question, or disagreement between the Tribe or the Authority, on one hand, and Lakes, on the other hand, that is directly or indirectly related to (i) this Agreement, the any Lakes Note or any other Transaction Document, or (ii) the Project (including, without limitation, the validity of any waiver of sovereign immunity by the Authority or the Tribe), in each case whether arising during or after the expiration of this Agreement or the other Transaction Documents or the maturity of any Lakes Note.

“Class II Gaming” means class II gaming as defined in IGRA.

“Class III Gaming” means class III gaming as defined in IGRA.

“Collateral” means (i) all Revenues from the Project, or any other Gaming Operation of the Authority or the Tribe, and without any other liability or guarantee on the part of the Tribe or the Authority except for the guarantees and security interests described herein; and (ii) the Project’s Furnishings and Equipment.

“Compact” means any Tribal-State Compact executed between the Tribe and the State of California entered into and approved by the United States Secretary of the Interior either before or after the Effective Date of this Agreement, and any amendments or modifications thereto.

“Completion” means the completion of the applicable phase of the Gaming Facility in substantial accordance with the Plans and Specifications, as evidenced by a completion certificate from the Architect that the Gaming Facility has been substantially completed in accordance with the Plans and Specifications, and by the issuance of a certificate of occupancy by the tribal governmental authority having jurisdiction, and certificates of such professional designers, inspectors or Consultants or opinions of counsel, as the parties may reasonably determine to be appropriate, verifying construction and furnishing of the Gaming Facility is in compliance with all Legal Requirements, including verification of payment for all Project Costs necessary to complete such applicable phase.

“Construction Oversight Services Fee” is defined in Section 4.11.

“Contractor” means any Person providing materials or services for the design, construction and furnishing of the Project pursuant to an approved contract.

“Design Professional” means any Person other than an Architect engaged in the business of providing engineering, landscape, interior design or other design services.

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“Development Advance Amount” is defined in Section 2.5.

“Development Design Services Fee” is defined in Section 3.5.

“Development Fees” means, collectively, the Financing Arrangement Fee, Development Design Service Fee and Construction Oversight Services Fee.

“Development Financing Loan” means the additional financing necessary and sufficient to complete any applicable phase of the Project, including all Project Costs to be included in the Project Budget with respect to such applicable phase under Section 3.3, but in any event excluding the Development Loan. The parties acknowledge that because the Project may include more than one phase of development, the Development Financing Loan may include financing agreements for one or more of the phases.

“Development Loan” is defined in Section 2.5.

“Development Loan Note” is defined in Section 2.5.

“Effective Date” is defined in the preamble to this Agreement.

“Excluded Revenues” means (i) any gratuities or service charges added to the bill of a customer, guest or patron of the Gaming Facility and payable to employees of the Gaming Facility, (ii) promotional allowances for which there is not a direct offsetting item treated as a cost of operations, (iii) any sales, excise, gross receipt, admission, entertainment, tourist or other taxes or charges (or assessments equivalent thereto, or payments made in lieu thereof) that are received from a customer, guest or patron and passed on to governmental or quasi-governmental entities unrelated to the Tribe, or those taxes and fees charged and collected by the Tribe or Authority as provided within this Agreement, (iv) any lawful federal, state, or local taxes or impositions (including any payment or fee in lieu of the foregoing) that are collected from patrons of or vendors to the Gaming Facility, (v) proceeds of indebtedness of the Authority or the Tribe, and (vi) proceeds from insurance or condemnation (other than proceeds of business interruption insurance and other proceeds received to reimburse the Tribe or the Authority for any item accounted for under GAAP as a cost of operations).

“Existing Development Agreement” is defined in the recitals.

“Existing Loan” is defined in Section 2.4.

“Existing Loan Amount” is defined in Section 2.4.

“Existing Loan Note” is defined in Section 2.4.

“Financing Arrangement Fee” is defined in Section 2.12.

“Finance Closing Date” means the date that the Development Financing Loan with respect to the Second Phase or Third Phase closes, whichever occurs earlier.

“First Phase” is defined in the recitals.

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“Found Money” means cash or proceeds of any lost or discarded claims generated by Gaming devices or otherwise arising out of any other Gaming activities at the Gaming Facility.

“Force Majeure” is defined in Section 11.5.

“Furnishings and Equipment” shall mean all furniture, furnishings and equipment required for the operation of the Gaming Facility, including, without limitation:

(i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii) Gaming machines, video games of chance, table games, keno equipment and other Gaming equipment;

(iii) office furnishings and equipment;

(iv) specialized equipment necessary for the operation of any portion of the Gaming Facility for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;

(v) removable generators, uninterrupted power supply (UPS) and

(vi) all other furnishings and equipment now or hereafter located and installed in or about the Gaming Facility which are used therein.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA and any other gaming activity including online gaming occurring within the Gaming Facility.

“Gaming Commission” means any tribal commission or body of the Tribe that is lawfully performing the obligations and exercising the rights of the tribal Gaming regulatory agency established pursuant to the Tribe’s Gaming Ordinance.

“Gaming Facility” means all buildings, structures and improvements located on the Gaming Facility Site, together with all furniture, and equipment and personal property (whether tangible or intangible) to be used in connection with the operation of Class II Gaming and/or Class III Gaming or in connection with any non-Gaming business activities conducted therein such as operation of any food and beverage outlets, retail outlets, and any other business enterprises located on the Gaming Facility Site designed to promote, support, or enhance the Gaming Facility operations.

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“Gaming Facility Site” means the land as shown on Exhibit A attached hereto.

“Gaming Operation” means a “gaming operation” as defined in NIGC regulations, 25 C.F.R. § 502.10.

“Gaming Ordinance” means any valid Gaming ordinance of the Tribe that is in effect for purposes of and to the extent required by IGRA or the Compact.

“Governmental Action” means any resolution, ordinance, statute, regulation, order or decision of the Tribe or any instrumentality or agency of the Tribe, regardless of how constituted, that has the force of law.

“Governmental Authority” means the United States, the BIA, the NIGC, the State of California, the Tribe and any governmental court, agency, department, commission, board, bureau or instrumentality of the foregoing, but only to the extent it has legal jurisdiction over Class II Gaming or Class III Gaming at the Gaming Facility, the construction of the Gaming Facility, or the obligations of the Authority, the Tribe or Lakes under this Agreement, any Lakes Note or any other Transaction Document. The Authority will maintain, operate and manage the Gaming Facility which will be owned by the Tribe, but the Authority will not have any regulatory authority. The authority to regulate the Gaming Facility will be held and exercised by the Gaming Commission.

“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. §§ 2701, et seq., as it may be amended from time to time, and all regulations of the NIGC promulgated thereunder.

“Initial Payment Date” means thirty (30) days after the Opening Date.

“Initial Period” means the period commencing March 1, 2011 and ending on December 31, 2012.

“Initial Pre-Development Budget” means the Pre-Development Budget for the Initial Period and approved by Lakes and the Tribe and attached at Exhibit B.

“Initial Pre-Development Plan” means the Pre-Development Plan for the Initial Period approved by Lakes and the Tribe.

“Lakes” means Lakes Jamul Development, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of Lakes Gaming and Resorts, LLC.

“Lakes Associated Individual” means an employee, officer, director or agent of Lakes or any Affiliate of Lakes.

“Lakes Event of Default” is defined in Section 8.1.

“Lakes Notes” means, collectively, the Existing Loan Note, the Development Loan Note, and the Tribal Support Note.

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“Legal Requirements” means the Compact and all applicable present and future federal, state, local and Tribe laws, ordinances, resolutions, rules, regulations, permits, licenses and certificates, and any and all present and future orders of courts and administrative bodies of competent jurisdiction, applicable to the Project, the Gaming Facility, this Agreement, the Lakes Notes or any other Transaction Documents.

“Material Breach” by any party means (a) a material failure of the party to perform a material obligation under this Agreement for reasons not excused under Section 11.5 (Force Majeure); (b) a material failure of the party with respect to any covenants described in Article 7; or (c) any material representation or warranty made by a party to this Agreement proves to be knowingly false or erroneous in any material way when made or shall come to be untrue and incorrect in all material respects at any time during the term of this Agreement.

“Maximum Rate” is defined in Section 11.16(b).

“Net Revenue” means the Revenues less (a) amounts paid out as, or paid for, prizes, and (b) Standard Operating Expenses.

“NIGC” means the National Indian Gaming Commission.

“Opening Date” means the first day on which the First Phase of the Gaming Facility is open to the public for the conduct of Class II Gaming and/or Class III Gaming.

“Payment Date” means the Initial Payment Date and the same day of each calendar month thereafter until payment in full of the principal of the Lakes Notes.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, Indian tribe, commission, instrumentality, firm, joint venture, Governmental Authority, or otherwise.

“Pre-Development Budgets” is defined in Section 2.10(a).

“Pre-Development Costs” means all appropriate and necessary costs and monies expended by or on behalf of the Tribe to develop a Gaming Facility that may be opened to the public for the purpose of Gaming. Pre-Development Costs include expenditures for representatives of the Tribe to negotiate with the State of California and its governmental subdivisions, including San Diego County, CALTRANS, the BIA, the NIGC and other federal and state governmental entities and any expenditures necessary to make good faith efforts to mitigate any and all such significant adverse off-reservation impacts of the Gaming Facility. Pre-Development Costs shall also include the costs of litigation related to the efforts to obtain authorization for (and shall include all negotiations and costs of litigation related to obtaining and maintaining) legal and safe access to the Gaming Facility Site, and any and all items included within any Pre-Development Plan or Pre-Development Budget.

“Pre-Development Plan” is defined in Section 2.10(a).

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“Prime Rate” means the prime interest rate from time to time of Chase Manhattan Bank (or any successor bank by acquisition or merger).

“Project” means the development, construction and equipping and future expansion of the Gaming Facility at the Gaming Facility Site in connection with the Project, whether such work shall occur simultaneously or in phases during the term of this Agreement, which the parties anticipate to be developed under this Agreement.

“Project Architectural Agreement” is defined in Section 3.1(b).

“Project Budget” is defined in Section 3.3.

“Project Construction Contract” is defined in Section 4.1.

“Project Contractors” is defined in Section 3.2.

“Project Costs” means (a) all costs of any nature (whether considered an expense or Capital Expenditure) incurred by or on behalf of the Tribe or Authority, or by or on behalf of Lakes (to the extent authorized and approved by the Tribe or Authority), in connection with the Project in accordance with this Agreement, including all amounts advanced by Lakes to the Tribe and Authority for the Project, including but not limited to all amounts advanced under the Existing Loan, the Development Loan and the Development Financing Loan and all amounts evidenced by any Lakes Note and any Development Financing Loan note, and all expenses included in the Project Budget described in Section 3.3; and (b) all other amounts mutually agreed upon by Lakes, the Authority, and the Tribe necessary for the development, construction and equipping of the Project.

“Project Equipment Contract” is defined in Section 4.9.

“Project Equipment Contractor” is defined in Section 4.9.

“Project General Contractor” is defined in Section 4.1.

“Project Plans and Specifications” is defined in Section 3.1(b).

“Proprietary Interest” means proprietary interest in a Gaming Operation within the meaning of IGRA.

“Revenues” means, with respect to any period of time, all Pledged Revenues (as such term is defined in the Tribe’s Secured Transactions Code in effect as of the date hereof to include money, earnings, income and revenues, and all rights to and interest with respect to receiving the foregoing before actual possession thereof, whether in the form of money, deposit accounts, investments, accounts, instruments or other assets, and the proceeds thereof), all revenues of the Authority of any nature derived from the business operations conducted in the Gaming Facility including without limitation (i) revenues from the operation of any hotel, restaurant, food and beverage service, retail outlet, meeting space, swimming pool, fitness center, childcare, kids arcade and any other commercial business areas located on the Gaming Facility Site or in any Gaming Operation conducted by the Tribe or the Authority and permitted under GAAP to be

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included in such business operations’ total revenues for that period, (ii) any monies received by the Authority or the Tribe as damages or settlement recovery in connection with any litigation involving actions based upon any dispute concerning the Compact or the right of the Authority or the Tribe to conduct Gaming on any lands held or to be acquired by either for such purposes, but less Excluded Revenues and any credits or refunds made to customers, guests, or patrons of the Gaming Facility or Gaming Operations, not considered a cost of operations and not applied in any prior period to reduce Revenues, and (iii) Found Money.

“Scope of Project Description Sheet” or “Scope of Project” shall mean the Scope of Project Description Sheet dated November 22, 2011, which substantially describes the scope of the Project currently contemplated for the First Phase by the Authority and the Tribe, and which shall not be modified after November 22, 2011 to result in an adverse material change to the scope of the Project unless mutually agreed to by the parties thereto.

“Second Phase” means the development, design and construction of an expansion to the Gaming Facility sized to accommodate from 350 Gaming devices to 1000 Gaming devices.

“Second Phase Opening Date” means the first day on which the Second Phase of the Gaming Facility is open to the public for the conduct of Class II Gaming and/or Class III Gaming.

“Standard Operating Expenses” means all standard and customary operating expenses pursuant to GAAP reasonable and necessary for the operation of a casino of similar size and scope to the Gaming Facility and incurred in conducting Gaming and non-Gaming activities, including the operation of any hotel, restaurant, food and beverage service, retail outlet, meeting space, swimming pool, fitness center, childcare, kids arcade, or other commercial business areas located on the Gaming Facility Site or in any Gaming Operation conducted by the Tribe or the Authority and permitted under GAAP to be included in such business operations’ total revenues, including but not limited to:

(i) reasonable and customary fees of the Gaming Commission;

(ii) fees imposed upon the Authority by the NIGC based upon its gross receipts from Gaming activities;

(iii) all funds required by the Compact to be paid by the Tribe, including but not limited to any contributions and license/regulatory fee reimbursements payable to the State of California pursuant to the Compact;

(iv) the amount required by the Compact to fund or support programs for the treatment and assistance of compulsive gamblers and for the prevention of compulsive gambling;

(v) depreciation and amortization applicable to Gaming and non-Gaming activities related amenities based upon an assumed life consistent with GAAP, and depreciation and amortization of all other assets (including without limitation all capital replacements and improvements, and fixtures, furnishings and equipment) located therein in accordance with GAAP;

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(vi) costs of administration, hiring, firing and training employees working in or for the Gaming Facility;

(vii) compensation and benefits to such employees;

(viii) interest incurred after the Opening Date pursuant to the Development Financing Loan, the Development Loan, the Existing Loan and the Tribal Support Loan (excluding any interest incurred (i) on amounts (or any refinancing or replacement thereof) used to fund any account or escrow arrangement associated with any litigation expenses pertaining to the Project, and (ii) on amounts used to fund costs not related to the Project);

(ix) total costs, fees and expenses of the Authority, including, without limitation, materials, suppliers, inventory, utilities, repairs, maintenance, insurance, bonding, marketing, advertising, annual audits, accounting, legal or other professional and consulting services, security or guard services, and such other costs, expenses or fees necessarily, customarily and reasonably incurred in the operation of the Gaming and non-Gaming activities, and necessary travel expenses incurred subsequent to the Opening Date for officers and employees of Lakes, other Lakes Associated Individuals and authorized representatives of the Tribe in connection with the Project; and

(x) Other Gaming costs and costs related to non-Gaming amenities reasonably and customarily incurred; provided, however, that no non-commercial operations of the Tribe (including, without limitation, any cultural center) shall be directly or indirectly included within the computation of the “Standard Operating Expenses”.

“Subsequent Phase” means the Second Phase or Third Phase, as applicable.

“Third Phase” means the development, design and construction of an expansion to the Gaming Facility sized to accommodate 1,001 or more Gaming devices.

“Tribal Event of Default” is defined in Section 8.3.

“Transaction Document” and “Transaction Documents” means, collectively, this Agreement, the Lakes Notes, and each and every security agreement, dominion account agreement or other agreement, document or instrument contemplated hereby or thereby or otherwise executed and delivered in connection with the transactions contemplated by this Agreement.

“Tribal Council” is the governing body of the Tribe.

“Tribal Secured Transaction Ordinance” means the Tribe’s secured transaction code, as the same may be amended from time to time in accordance with the procedures contained therein, in a form sufficient to perfect any security interests and liens granted by the Tribe or the Authority in accordance with the provisions of this Agreement.

“Tribal Support Loan” is defined in Section 2.6.

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“Tribal Support Note” is defined in Section 2.6.

“Tribe” means the Jamul Indian Village, a federally recognized Indian tribe which possesses and exercises powers of self-government.

“UCC Financing Statements” means UCC-1 financing statements naming the Authority or Tribe as debtor, as the case may be, and naming Lakes as the secured party, in the form approved by the parties.

ARTICLE 2

Pre-Development, Existing Loan, Development Loan and

Financing Arrangement Fee Terms and Conditions

2.1 Engagement and Appointment of Lakes

(a) The Tribe recognizes that Lakes has substantial expertise in the development of Gaming facilities. For this reason, the Tribe hereby engages Lakes to provide development consulting services to and for the benefit of the Tribe to develop the Gaming Facility for an initial period of eighty-three (83) months following the Effective Date in accordance with the terms of this Agreement. The pre-development and development services to be performed by Lakes, shall be those services necessary and appropriate to develop and construct any applicable phase of the Gaming Facility in an expeditious manner as more particularly provided in the Pre-Development Plan and Pre-Development Budgets to be established under Section 2.10. The Pre-Development Plans and Pre-Development Budgets for any applicable phase shall include all Pre-Development Costs for such phase.

(b) Such appointment of Lakes does not preclude the Tribe or Authority from retaining advisors, attorneys, consultants and lobbyists as it sees fit at any time, subject to the provisions of Section 7.2(h) and otherwise consistent with the terms of this Agreement.

(c) The services to be performed by and responsibilities of Lakes and the Tribe shall be clearly identified in the yearly Pre-Development Plan and Pre-Development Budget. At a minimum, Lakes or its designee shall be responsible to perform those services, or retain attorneys, consultants, lobbyists, advisors and engineers to perform services necessary and appropriate to develop and operate the Gaming Facility. Lakes and the Tribe shall cooperate fully with respect to all efforts to develop and operate the Gaming Facility. Upon request by either party, Lakes and the Tribe shall provide each other with any information in their possession with regard to the development and operation of the Gaming Facility, including any pro formas or projections of potential income and costs for any Gaming Facility designed or developed pursuant to this Agreement.

2.2 Compliance with Legal Requirements.

The Tribe, the Authority and Lakes covenant that they will at all times comply with Legal Requirements, including the Gaming Ordinance, the IGRA, the Compact and to the extent applicable, any licenses and certifications issued under any of the foregoing. Notwithstanding any other provisions of this Agreement, the exercise by Lakes of its responsibilities and authority under this Agreement relating to Lakes, any Lakes Associated Individual or other persons

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otherwise associated with the Project may be subject to the licensing authority of the Gaming Commission. Lakes shall, when and as reasonably necessary, apply for, obtain and maintain any licenses, including Gaming licenses, pursuant to federal and state law, the Compact, and the Gaming Ordinance. The Gaming Commission shall not unreasonably withhold, fail to renew, suspend, deny, delay, withdraw, revoke, qualify or condition such licenses as the Gaming Commission is authorized to issue. Nothing in this Agreement shall be construed as limiting the independence or regulatory authority of the Gaming Commission as established and acting under the Gaming Ordinance and the IGRA. Except as provided in Section 10.4 of this Agreement, decisions of the Gaming Commission may only be reviewed in accordance with the Gaming Ordinance.

2.3 Collaborative Planning and Budgeting.

The Tribe and Lakes agree that certain pre-development activities, most notably the obtaining of all necessary tribal and any applicable federal, state and local regulatory approvals to develop and construct the Gaming Facility Site are necessary before significant development of the Project can commence. Accordingly, it is the intent of the parties to put a collaborative process in place whereby Lakes will consult with the Tribe with regard to the development and implementation of ongoing Pre-Development Plans and Pre-Development Budgets throughout the course of this Agreement. In addition to regular Pre-Development Plans, the parties will agree to work together to establish the necessary budgets to implement the Pre-Development Plans.

2.4 Existing Loan.

(a) Lakes and current or former Affiliates of Lakes have previously caused certain sums to be advanced to the Tribe under certain contracts or instruments in connection with the Tribe’s other proposed Gaming projects (collectively, the “Existing Loan”), and that as of November 22, 2011, as detailed on Exhibit C hereto, the total aggregate principal advanced and accrued interest thereon as of the Effective Date (the “Existing Loan Amount”) is $40,526,396.70 in principal and $12,544,692.45 in accrued interest.

(b) The Tribe and the Authority (i) acknowledge and hereby assume this indebtedness, and are accordingly indebted to Lakes (as agent for itself and any Affiliate of Lakes) for the Existing Loan Amount, without defense, offset or counterclaim, (ii) acknowledge that the Existing Loan Amount will be payable to Lakes as agent for itself and any Affiliate of Lakes pursuant to the terms of this Agreement, and (iii) acknowledge that the principal portion of the Existing Loan Amount has accrued interest from the date advanced at a rate per annum equal to the Applicable Federal Rate through the Opening Date, such rate adjusted monthly and determined on the first business day of each month, and shall accrue interest from the Opening Date until the Existing Loan is fully repaid a rate per annum equal to the Prime Rate plus two percent (2%), such rate adjusted monthly and determined on the first business day of each month.

(c) The Existing Loan Amount shall be evidenced by a promissory note prepared by Lakes, substantially in the form attached as Exhibit D to this Agreement, as the same may be amended from time to time (the “Existing Loan Note”), executed on behalf of the Tribe and the Authority, and dated the date hereof, to be payable from and secured by the Collateral.

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(d) With respect to the Existing Loan Note:

(i) interest shall continue to accrue on the unpaid principal amount of the Existing Loan Note at the rate per annum determined on a monthly basis pursuant to Section 2.4(b) above;

(ii) subject to the remaining provisions of this subsection (d), the principal of and accrued interest on the Existing Loan Note shall be paid in accordance with the provisions of Section 2.7 unless the Existing Loan Note becomes payable in accordance with other provisions of this Agreement;

(iii) if a Second Phase is undertaken, then all accrued and unpaid interest as of the Second Phase Opening Date shall be capitalized as of the Second Phase Opening Date and added to the unpaid principal amount of the Existing Loan Note, the resulting sum to be deemed the aggregate unpaid principal amount as of the Second Phase Opening Date;

(iv) from and after the Second Phase Opening Date, interest on such aggregate unpaid principal amount shall be payable monthly in arrears, commencing on the Payment Date first occurring up to thirty (30) days after the Second Phase Opening Date, and continuing on each Payment Date thereafter until payment in full of the Existing Loan Note;

(v) from and after the Second Phase Opening Date, such aggregate unpaid principal amount of the Existing Loan Note shall be payable in one hundred twenty (120) consecutive equal monthly installments of principal (the sum of which shall equal the unpaid principal amount of the Existing Loan Note as of such Second Phase Opening Date), commencing on the Payment Date first occurring up to thirty (30) days after the Second Phase Opening Date and continuing on each Payment Date thereafter until the Existing Loan Note has been paid in full; and

(vi) notwithstanding anything in this subparagraph (d) to the contrary, in accordance with other provisions of this Agreement under the circumstances described therein all unpaid principal, accrued interest and other amounts due under the Existing Loan Note shall become due and payable upon the expiration or earlier termination of this Agreement in accordance with such provisions.

(e) Sections 2.4(d)(iv) and (v) provide for monthly payments of interest on and principal of the Existing Loan Note. For the sake of clarity, such monthly payments shall be applied first to the payment of accrued interest, and the remainder to be applied to the unpaid principal amount of the Existing Loan Note.

(f) The Tribe or the Authority may prepay all or part of the Existing Loan Note without penalty at any time (any such prepayment to be made together with accrued interest on the principal amount so prepaid, and partial principal prepayments to be applied to principal installments in inverse order of maturity).

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2.5 Development Loan.

(a) Lakes has made certain pre-development and development advances to the Tribe, and, as of November 22, 2011, the total aggregate principal advanced and accrued interest thereon as of the Effective Date (the “Development Advance Amount”) is $2,622,613.62 in principal and $55,681.37 in accrued interest.

(b) The Tribe and the Authority (i) acknowledge and hereby assume this indebtedness, and are accordingly indebted to Lakes (as agent for itself and any Affiliate of Lakes) for the Development Advance Amount, without defense, offset or counterclaim, (ii) acknowledge that the Development Advance Amount will be payable to Lakes pursuant to the terms of this Agreement, and (iii) acknowledge that the principal portion of the Development Advance Amount has accrued interest from the date advanced a rate per annum equal to the Applicable Federal Rate through the Opening Date, such rate adjusted monthly and determined on the first business day of each month, and shall accrue interest from the Opening Date until the Development Loan is fully repaid at a rate per annum equal to the Prime Rate plus two percent (2%), such rate adjusted monthly and determined on the first business day of each month.

(c) Subject to Section 2.5(h), Lakes shall make (or cause to be made) additional pre-development and development advances to the Tribe or the Authority as approved and detailed in the Initial Pre-Development Budget including any amendments to the Initial Pre-Development Budget and any subsequently approved Pre-Development Budget; however, Lakes is not obligated to make any additional development advances to the Tribe other than the amounts set forth in the Initial Pre-Development Budget, not to exceed $6,595,697.48 in total. The additional advances when added to the principal amount of the Development Advance Amount is collectively being referred to herein as the “Development Loan”.

(d) The Development Loan shall be evidenced by a promissory note prepared by Lakes, substantially in the form attached as Exhibit E to this Agreement, as the same may be amended from time to time (the “Development Loan Note”), executed on behalf of the Tribe and the Authority, and dated the date hereof, to be payable from and secured by the Collateral.

(e) With respect to the Development Loan Note:

(i) interest shall continue to accrue on the unpaid principal amount of the Development Loan Note at the rate per annum determined on a monthly basis pursuant to Section 2.5(b) above;

(ii) unless the Development Loan Note becomes payable in accordance with other provisions of this Agreement before the occurrence of the Opening Date, all accrued and unpaid interest as of the Opening Date shall be capitalized as of the Opening Date and added to the unpaid principal amount of the Development Loan Note, the resulting sum to be deemed the aggregate unpaid principal amount as of the Opening Date;

(iii) from and after the Opening Date, interest on such aggregate unpaid principal amount shall be payable monthly in arrears, commencing on the Initial Payment Date and continuing on each Payment Date thereafter until payment in full of the Development Loan Note;

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(iv) from and after the Opening Date, such aggregate unpaid principal amount of the Development Loan Note shall be payable over the same term as the Development Financing Loan in equal monthly installments of principal (the sum of which shall equal the unpaid principal amount of the Development Loan Note as of such Opening Date), commencing on the Initial Payment Date and continuing on each Payment Date thereafter until the Development Loan Note has been paid in full; and

(v) notwithstanding anything in this subparagraph (e) to the contrary, in accordance with other provisions of this Agreement under the circumstances described therein all unpaid principal, accrued interest and other amounts due under the Development Loan Note shall become due and payable upon the expiration or earlier termination of this Agreement in accordance with such provisions.

(f) Sections 2.5(e)(iii) and (iv) provide for monthly payments of interest on and principal of the Development Loan Note. For the sake of clarity, such monthly payments shall be applied first to the payment of accrued interest, and the remainder to be applied to the unpaid principal amount of the Development Loan Note.

(g) The Tribe or the Authority may prepay all or part of the Development Loan Note without penalty at any time (any such prepayment to be made together with accrued interest on the principal amount so prepaid, and partial principal prepayments to be applied to principal installments in inverse order of maturity).

(h) Lakes may, in its sole discretion after consultation with the Tribe, terminate its obligation to advance additional funds under the Development Loan if and only if any of the following events occur: (i) during the Initial Period, the State of California or the California Department of Transportation notifies the Tribe that it will not process and cease working on the Tribe’s application for an encroachment permit; (ii) after the Initial Period, a court of competent jurisdiction enjoins development or construction relating to the Gaming Facility or access to the Gaming Facility; or (iii) Lakes terminates this Agreement pursuant to Section 9.3 herein. In the event Lakes elects to terminate its obligation to advance additional funds as provided for in the proceeding sentence without terminating this Agreement, Lakes shall provide the Tribe with written notice of its intent and the effective date of termination no later than ten (10) days after the occurrence of either (i) or (ii) above; however, Lakes shall, unless this Agreement is terminated, continue to fund the Tribal Support Loan in the amounts referenced in the Initial Pre-Development Budget for the remainder of the Initial Period. Within ten (10) days after the Tribe’s receipt of Lakes’s written notice to terminate funding of the Development Loan, the Tribe and Lakes shall meet in good faith to discuss and amend the Pre-Development Plan and Pre-Development Budget in light of the circumstances; however, each party reserves its right to terminate the Agreement in accordance with the provisions of Section 9.7, Section 9.3 and Section 9.4. If the Parties are unable to reach agreement to amend the Initial Pre-Development Plan and Initial Pre-Development Budget and neither party exercises its right to terminate under Section 9.7, Section 9.3 or Section 9.4, this Agreement shall automatically terminate and the Tribe shall be required to pay the Lakes Notes in accordance with the provisions of

Section 9.7(b)(i) or exercise its rights under Section 9.8 and all other obligations under this Agreement shall automatically terminate and be of no force and effect.

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2.6 Tribal Support Loan.

(a) Unless the Agreement is earlier terminated, Lakes shall make (or cause to be made) certain advances to the Tribe to support government operations and programs, in an amount equal to $153,000 per month, commencing on the January 1, 2013 (such advances being collectively referred to herein as the “Tribal Support Loan”).

(b) The principal portion of the Tribal Support Loan shall accrue interest from the date advanced at a rate per annum equal to the Applicable Federal Rate through the Opening Date, such rate adjusted monthly and determined on the first business day of each month, and shall accrue interest from the Opening Date until the Tribal Support Loan is fully repaid a rate per annum equal to the Prime Rate plus two percent (2%), such rate adjusted monthly and determined on the first business day of each month.

(c) The Tribal Support Loan shall be evidenced by a promissory note prepared by Lakes, substantially in the form attached as Exhibit F to this Agreement, as the same may be amended from time to time (the “Tribal Support Note”), executed on behalf of the Tribe and the Authority, and dated the date hereof, to be payable from and secured by the Collateral.

(d) With respect to the Tribal Support Note:

(i) interest shall continue to accrue on the unpaid principal amount of the Tribal Support Note at the rate per annum determined on a monthly basis pursuant to Section 2.6(b) above;

(ii) subject to the remaining provisions of this subsection (d), the principal of and accrued interest on the Tribal Support Note shall be paid in accordance with the provisions of Section 2.8 unless the Tribal Support Note becomes payable in accordance with other provisions of this Agreement;

(iii) if a Second Phase is undertaken, then all accrued and unpaid interest as of the Second Phase Opening Date shall be capitalized as of the Second Phase Opening Date and added to the unpaid principal amount of the Tribal Support Note;

(iv) from and after the Second Phase Opening Date, interest on such aggregate unpaid principal amount shall be payable monthly in arrears, commencing on the Payment Date first occurring up to thirty (30) days after the Second Phase Opening Date, and continuing on each Payment Date thereafter until payment in full of the Tribal Support Note;

(v) from and after the Second Phase Opening Date, the unpaid principal amount of the Tribal Support Note shall be payable in one hundred twenty (120) consecutive equal monthly installments of principal (the sum of which shall equal the unpaid principal amount of the Tribal Support Note as of such Second Phase Opening Date), commencing on the Payment Date first occurring up to thirty (30) days after the Second Phase Opening Date and continuing on each Payment Date thereafter until the Tribal Support Note has been paid in full; and

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(vi) notwithstanding anything in this subparagraph (d) to the contrary, in accordance with other provisions of this Agreement under the circumstances described therein all unpaid principal, accrued interest and other amounts due under the Tribal Support Note shall become due and payable upon the expiration or earlier termination of this Agreement in accordance with such provisions.

(e) Sections 2.6(d)(iv) and (v) provide for monthly payments of interest on and principal of the Tribal Support Note. For the sake of clarity, such monthly payments shall be applied first to the payment of accrued interest, and the remainder to be applied to the unpaid principal amount of the Tribal Support Note.

(f) The Tribe or the Authority may prepay all or part of the Tribal Support Note without penalty at any time (any such prepayment to be made together with accrued interest on the principal amount so prepaid, and partial principal prepayments to be applied to principal installments in inverse order of maturity).

2.7 Mandatory Payment of Lakes Notes After the Opening Date. From and after the Opening Date, unless a Second Phase is undertaken and then until the Second Phase Opening Date, the outstanding Lakes Notes shall be subject to mandatory payment on each Payment Date from Available Funds, the amount of such mandatory payment to be determined and distributed as follows:

(a) $209,000 will be distributed each month to the Tribe from Available Funds for governmental expenses (including housing benefits) incurred by the Tribe, it being understood and agreed that any amounts identified in clauses (vii), (viii), (ix), and (xi) of the definition of Available Funds will be offset against such distribution and, if in any month amounts to be so offset exceed the amount so available for distribution, such excess amount will be carried forward and offset against future monthly distributions under this clause (a) as such distributions occur until the entire excess such amount has been so offset.

(b) After the distribution contemplated by clause (a) above, from any remaining Available Funds, $209,000 will be distributed each month to Lakes, which will apply such amount to the payment of accrued interest on and/or outstanding principal of the Lakes Notes, such application and the allocation of such amount among the Lakes Notes to be made as Lakes in its sole discretion may determine.

(c) After the distributions contemplated by subsections (a) and (b) above, any remaining Available Funds (the “Remainder Payment”) shall be split equally between the Tribe and Lakes each month, with the Tribe receiving one-half of the Remainder Payment and Lakes receiving one-half of the Remainder Payment as a payment of the Lakes Notes to be applied as provided in the foregoing subsection (b). If the Lakes Notes have been paid in full, the Tribe shall be entitled to the entirety of the Remainder Payment.

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(d) Other than interest and principal payments on the Development Loan Note contemplated by Section 2.5, payments contemplated by subsections (b) and (c) above or otherwise allowed by distributions of Available Funds to Lakes, the Tribe shall not be required to make monthly payments or any additional payment under the Lakes Notes until the Second Phase Opening Date.

(e) The provisions of this Section 2.7 shall terminate on the Second Phase Opening Date, and thereafter the Lakes Notes shall be paid in accordance with the terms and conditions of each Lakes Note as provided in this Agreement.

2.8 Determinations and Calculations. In all cases, the amounts shown on Lakes’s books and records as being the unpaid balance of principal, accrued interest and other charges, fees and expenses under the Lakes Notes, this Agreement and the other Transaction Documents shall be prima facie evidence thereof.

2.9 Development Team.

(a) Lakes and the Tribe desire to identify and agree upon pre-development and development expenditures on an ongoing basis during the term of this Agreement. The parties also desire to develop ongoing plans and implementation processes to ensure that the pre-development and development of the Project are moving forward with all due speed. To facilitate these processes, annual Pre-Development Plans will be drafted and agreed to by the parties, along with associated Pre-Development Budgets. These plans and budgets shall be largely developed through the Development Team.

(b) On or before the Effective Date, the Tribe and Lakes shall establish a committee to help guide development of the Project (“Development Team”). The Development Team shall be a committee consisting of six (6) representatives, three (3) of whom are appointed by the Tribe and three (3) of whom are appointed by Lakes. The Tribe shall appoint the chairperson of the Development Team (“Chairperson”) from those six representatives. Either the Tribe or Lakes may change its representatives to the Development Team at any time. The parties may invite individuals who do not sit on the Development Team to attend Development Team meetings, provided such individuals shall provide such assurances in writing regarding non-disclosure of confidential information as the Tribe or Lakes may reasonably request.

(c) The Chairperson shall set meeting schedules for the Development Team, provided that the initial meeting of the Development Team shall take place within thirty (30) days of the Effective Date. Meetings may be in person or by telephone conference, but all members of the Development Team shall be given a reasonable opportunity to attend or otherwise participate in such meetings. In addition to the regularly scheduled meetings, any one (1) representative of the Development Team shall have authority to call a special meeting of the Development Team on seventy-two (72) hours advance written notice to the other representatives that comprise the Development Team on such date. In order to be effective, any action of the Development Team must be (i) the result of agreement by a majority of members of the Development Team, (ii) at a meeting at which a quorum was present, provided further that four (4) members of the Development Team, including at least two representatives appointed by the Tribe and two representatives appointed by Lakes, constitute a quorum for the transaction of business at any meeting of the Development Team, and (iii) the result of a vote taken at a duly scheduled or called meeting of the Development Team or the written or electronic consent of a majority of the members of the Development Team, in lieu of a vote (which written or electronic consent may be evidenced by facsimile or e-mail exchange between and among such members).

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2.10 Pre-Development Plan and Pre-Development Budget

(a) Plan; Budget. The Development Team shall work to identify in writing, in reasonable detail, overall strategy and the tasks to be performed with respect to the pre-development and development process (which shall include strategic determinations of as to whether or when to pursue various phases of the Project), a timeline for the implementation of such strategy and completion of each task, and the responsibility of Lakes, the Tribe and any third-parties with respect to each task (the “Pre-Development Plan”). The Pre-Development Plan shall be prepared on an annual basis during the term of this Agreement and shall be accompanied by an annual implementation budget in an amount determined by the Development Team as necessary and appropriate for completing such pre-development tasks (“Pre-Development Budget”). The actual amount of expenditures will be subject to the Pre-Development Budget adopted pursuant to the terms of this Agreement. Each Pre-Development Budget shall provide for reasonable and necessary costs associated with pre-development, and shall include all items relating to pre-development, including project development related consulting services, negotiations with federal, state and local governmental agencies, pre-litigation and litigation related to pre-development, specific goals and tasks, public messages of the Authority and Tribe, litigation, and the identity of third parties, to the extent known, that may be retained with respect completing pre-development, and strategies to implement the Pre-Development Plan.

(b) Presentation and Approval of Pre-Development Plan and Pre-Development Budget.

(i) The Development Team will meet at least annually during the term of this Agreement to discuss the work performed to date, and shall develop and agree upon the Pre-Development Plan and Pre-Development Budget for the next annual phase of completing pre-development. The initial meeting shall occur within thirty (30) days after execution of this Agreement by both parties.

(ii) The Development Team shall present a Pre-Development Plan and Pre-Development Budget to the Tribal Council every year during the term of this Agreement no later than sixty (60) days prior to the expiration of the previous years’ Pre-Development Plan and Pre-Development Budget. The Tribal Council shall have fifteen (15) days to review and approve each annual Pre-Development Plan and Pre-Development Budget after submission (or presentation if requested by the Tribal Council) by the Development Team, such approval not to be unreasonably withheld.

(iii) If the Tribal Council disapproves of the recommended Pre-Development Budget, the Development Team shall submit a revised Pre-Development Plan and Pre-Development Budget within five (5) business days following receipt of notice of disapproval by the Tribal Council. The Tribal Council shall then either approve or disapprove the revised Pre-Development Plan and Pre-Development Budget within ten (10) days of receipt. During the period that the Tribal Council approval is pending, the Development Team shall take all action required to implement the proposed Pre-Development Plan and the proposed Pre-Development Budget unless otherwise directed by the Tribal Council.

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(iv) In the absence of approval by the Tribal Council within fifteen (15) days of submission, the non-disputed portions of the Pre-Development Plan shall be deemed approved. The Tribal Council, Development Team, and Lakes shall diligently work collaboratively in good faith during this period to finalize an acceptable Pre-Development Plan and Pre-Development Budget; however, if no agreement is reached prior to the expiration of the next year’s Pre-Development Plan and Pre-Development Budget, then upon the mutual consent of the Parties, each party may for a period of sixty (60) days during which the exclusivity restrictions of Section 7.2(h) shall not apply, attempt to find a suitable party to replace Lakes as developer for the Project. After such sixty (60) day period, if the parties do not agree on a Pre-Development Plan and Pre-Development Budget, then this Agreement may be terminated under Section 9.7 herein.

(v) The Initial Pre-Development Plan and the Initial Pre-Development Budget for the Initial Period has been approved by Lakes and the Tribe and is attached hereto as Exhibit B. The Initial Pre-Development Plan and the Initial Pre-Development Budget shall be effective for the Initial Period. The Pre-Development Budget (including the Initial Pre-Development Budget) may only be modified or amended in accordance with the provisions of Section 2.10 (d).

(c) Administration of the Pre-Development Budget. Lakes shall be responsible for identifying an administrator to administer and advance funds from such account for the purpose of implementing and furthering the purposes and goals of the Pre-Development Plan. The administrator of the Pre-Development Budget account shall, no later than the fifteenth day after each quarter, provide a quarterly accounting of all expenses advanced from the Pre-Development Budget Account for the previous quarter, and provide confirmation that the funds have been expended consistent with the purposes of the Pre-Development Plan and Pre-Development Budget.

(d) Amendments to the Pre-Development Plan and/or Pre-Development Budget. Any material amendment to the Pre-Development Plan or Pre-Development Budget must be submitted by the Development Team and approved by the Tribal Council prior to becoming effective. A material amendment to the Pre-Development Budget shall mean any change which would increase or decrease the amount of the Pre-Development Budget by more than five percent (5%). Any increase in amount of any line item of the Pre-Development Budget by more than ten percent (10%) must be approved by the Development Team. The Development Team may submit proposed amendments to the Pre-Development Plan or Pre-Development Budget to the Tribal Council at any time for approval. The Tribal Council shall take reasonable steps to provide approval or disapproval of such an amendment within five (5) days.

(e) Implementation. The Development Team will have the responsibility, control and authority for day-to-day implementation and administration of the Pre-Development Plan and the Pre-Development Budget.

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(f) Relationships with Third Parties. The Development Team shall supervise and oversee the relationships between third parties dealing with the Tribal Council regarding pre-development; provided that the Tribal Council, in coordination with Lakes, shall supervise and oversee all relationships and negotiations with local, state or federal governmental entities, and the Tribal Council shall retain all legal authority to approve, disapprove or enter into binding and enforceable agreements with any local, state or federal governmental entities, or persons or entities assisting in the pre-development process, provided such agreements do not adversely affect the rights of Lakes under this Agreement.

(g) Modifications of Pre-Development Plan, Pre-Development Budget and Pre-Development Loan. In the event that additional costs arise that are in excess of the total amount of the Pre-Development Budget (including the Initial Pre-Development Budget), the parties agree to meet for the purpose of negotiating in good faith an increase in the Development Loan and corresponding Pre-Development Budget to accomplish the goals and purposes of this Agreement, provided that nothing herein obligates Lakes to increase funding beyond the limits set forth in the Initial Pre-Development Budget.

(h) Quarterly Updates. In addition to the Pre-Development Plan required in Section 2.10(a), the Development Team will provide quarterly updates of the Pre-Development Plan and Pre-Development Budget to the Authority no later than October 1, January 1, April 1, and July 1 of each fiscal year (each a “Quarterly Update”).

2.11 Financing Arrangement Assistance. Lakes shall use its commercially reasonable best efforts to assist the Tribe in identifying, selecting and securing financial sources for the Development Financing Loan and will assist the Authority in obtaining financing an amount sufficient to adequately fund the Project on commercially reasonable terms and conditions. Lakes shall provide advice as to appropriate terms, conditions and financing rates for the Development Financing Loan.

2.12 Financing Arrangement Fee. Upon the Tribe entering into a Development Financing Loan or allocating other funds generated by the Gaming Facility (“Self-Financed Funds”) for financing the development, construction and equipping of the Project, Lakes shall be entitled to receive a flat fee to be paid to Lakes by the Authority in the amount of one million dollars ($1,000,000) for the Second Phase and two million dollars ($2,000,000) for the Third Phase (the “Financing Arrangement Fee”). Lakes shall not be entitled to any Financing Arrangement Fee for any financing arranged for the First Phase of the Project. The Financing Arrangement Fee shall be paid on the Finance Closing Date for the applicable directly from the proceeds of the Development Financing Loan for the applicable phase or on the date Self-Financed Funds are first applied to the applicable phase, as the case may be. Regardless of whether there are multiple Development Financing Loans or applications of Self-Financed Funds, the Financing Arrangement Fee is a one-time fee payable in the Second Phase and the Third Phase, as applicable.

2.13 Collateral; Further Assurances. Each of the Existing Loan and the Development Loan is payable from and secured by a pledge of the Collateral. To that end, the Tribe and the Authority (a) hereby pledge and grant a first priority security interest in all the Collateral to Lakes to secure the Tribe and the Authority’s obligations under this Agreement and the Lakes

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Notes, (b) agree to enter into standard and customary agreements necessary to evidence, effectuate and perfect such security interests (including, without limitation, a dominion account agreement and such other control agreements as Lakes may reasonably require), all in a form reasonably acceptable to Lakes, and (c) authorizes Lakes to file the UCC Financing Statements and similar documents and agreements as Lakes may believe appropriate to perfect such security interests.

2.14 Conditions Precedent.

(a) Conditions Precedent to Lakes Obligations. Notwithstanding anything in this Agreement to the contrary, Lakes is not required to perform any obligation under this Agreement unless Lakes has received each of the following in form and substance reasonably satisfactory to Lakes:

(i) copies of one or more resolutions of the governing bodies of Authority and the Tribe authorizing and ratifying the adoption, or the execution, delivery and performance by Authority, or the Tribe, as applicable of (a) the Compact (if in effect), (b) the Gaming Ordinance, (c) the Tribal Secured Transaction Ordinance, (d) the Lakes Notes, (e) such security agreements, dominion account agreements and other control agreements as Lakes may require and all other Transaction Documents, and (f) this Agreement.

(ii) the Scope of Project Description Sheet, executed by all parties thereto.

(iii) original of any license issued by the Gaming Commission to Lakes or any Lakes Associated Individual required in connection with any of their services to be performed under this Agreement.

(iv) an opinion of an attorney for the Authority and the Tribe in form reasonably satisfactory to Lakes to the effect that (a) under Tribal law, this Agreement, the Lakes Notes, and the other Transaction Documents will be valid, binding and, as applicable, perfected obligations of the Authority and the Tribe, enforceable in accordance with their terms, and (b) each of the actions of the Authority and the Tribe, as applicable, referred to above in clause (ii) above has been validly taken by that entity and is in full force and effect pursuant to Tribal law.

(v) except as disclosed on Exhibit G attached hereto, there shall be no pending or threatened litigation, claim or dispute which, in Lakes’s good faith judgment, might materially adversely affect the ability of the Authority and the Tribe to timely perform its obligations under this Agreement.

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(b) Conditions Precedent to Construction of Gaming Facility. Notwithstanding anything in this Agreement to the contrary, Lakes is not required to make any further Development Loan advances if, no later than thirty (30) days prior to construction of the Gaming Facility, the Tribe has not provided Lakes with each of the following documents in form and substance reasonably satisfactory to Lakes:

(i) copies of all permits or other authorizations, including, and without limitation, the building permit(s), required by any applicable Governmental Authority to authorize or permit the construction and full operation of the Gaming Facility pursuant to the scope contemplated herein have been issues and are in full force and effect. At Lakes’s option, Authority and the Tribe shall furnish Lakes reasonable evidence that all permits required in order to construct the Gaming Facility in accordance with the Project Plans and Specifications will be available when necessary.

(ii) an environmental report demonstrating that the Gaming Facility Site is free from environmental contamination or any other environmental condition that would require any remediation pursuant to any applicable Legal Requirement.

ARTICLE 3

Development Design Services

3.1 Architect and Project Scope. The parties agree as follows in connection with design services to be rendered by Lakes for the Project.

(a) Selection of Project Architect. Lakes shall propose to the Development Team one or more Architects to provide customary architectural services with respect to the Gaming Facility, although the Development Team also shall have the right to consider additional architects. As soon as reasonably practical, the Development Team shall either recommend or reject each proposed Architect. In the case of a rejection, the process described in this Section 3.1(a) shall be repeated until the Development Team has agreed to provide a recommendation for one or more proposed Architects. The proposed Architect shall then be presented to the Tribal Council by the Development Team and Lakes for review and approval. In the event the Tribal Council does not approve of the proposed Architect and the Development Team shall work to provide additional recommendations to the Tribal Council as soon as reasonably practical.

(b) Project Architectural Agreement; Plans and Specifications. Once an Architect has been approved under Section 3.1(a), the Development Team shall negotiate proposed agreements with each Architect approved, and shall propose the same to the Tribal Council for review and consideration (each, a “Project Architectural Agreement”). As soon as reasonably practical, the Tribal Council shall either approve, reject, or suggest additional revisions to each proposed Project Architectural Agreement. In the case of a rejection, the process described in this Section 3.1(b) shall be repeated until the Tribal Council has approved the Project Architectural Agreements proposed by the Development Team. Upon approval, the Tribal Council shall take necessary action to authorize and execute the applicable Project Architectural Agreements. After execution of each Project Architectural Agreement, the Development Team shall coordinate the Architect’s preparation of preliminary basic plans, drawings and specifications for the Gaming Facility. The Development Team shall also coordinate the Architect’s preparation of construction drawings and final design, plans and specifications for the Gaming Facility, and propose the same for approval by Tribal Council. The completed and approved final plans, together with any modifications thereof proposed by Lakes and the Development Team, and approved by the Tribal Council, shall constitute the “Project Plans and Specifications.”

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(c) Scope of Project. The scope of each phase of the Project shall be stated and established in the Project Plans and Specifications for such phase set forth in a Scope of Project Description Sheet. It is contemplated the scope of the First Phase of the Project will be substantially as described on the Scope of Project Description Sheet dated November 22, 2011, attached hereto as an addendum, subject to such changes as may be necessary or appropriate taking into account competitive conditions, financing and other circumstances. Prior to or simultaneous with the execution of this Agreement, the parties shall agree to and execute the Scope of Project Description Sheet for the First Phase. Once executed, any changes to the Scope of Project Description Sheet for any phase must also be executed by both parties.

(d) Selection of Additional Design Professionals for Project. If the Development Team determines that design services for the Gaming Facility from Design Professionals are desirable, Lakes may propose to the Development Team one or more Design Professionals and the proposed services of each. As soon as reasonably practical, the Development Team shall either recommend or reject the proposed Design Professionals. In the case of a rejection, Lakes shall have the opportunity to propose additional Design Professionals to the Development Team for consideration. The Development Team and Lakes shall then provide recommendations of additional Design Professionals to the Tribal Council for approval. After approval of each Design Professional by the Tribal Council, Lakes shall coordinate the services of each Design Professional.

(e) Project Safety/Health Standards. The Project shall be designed and constructed so as to adequately protect the environment and the public health and safety. Subject to any Compact requirements, the design and construction of the Project shall, except to the extent a particular requirement or requirements may be waived in writing by the Tribal Council, meet or exceed all reasonable minimum standards pertaining to the Tribe and national, State of California and local building codes, fire codes and safety requirements (but excluding planning, zoning and use laws, ordinances, regulations and requirements), which would be imposed on the Project by existing State of California or federal statutes or regulations which would be applicable if the Project were located outside of the jurisdictional boundaries of the Tribe, even though those requirements may not apply within the Tribe’s jurisdictional boundaries. To the extent that the Tribe or Authority has adopted or may in the future adopt more stringent requirements, those requirements shall govern. Nothing in this subsection shall grant to the State of California or any political subdivision thereof any jurisdiction (including but not limited to, jurisdiction regarding zoning or Gaming Facility Site use) over the Project or its development.

3.2 Other Project Contractors. Lakes shall propose to the Development Team for its consideration all third-party professionals, such as environmental specialists, feasibility analysts, and others providing services or materials to the Gaming Facility as are customary for undertakings such as the Project (“Project Contractors”). The Development Team shall present any Project Contractor to the Tribal Council for final approval. The Development Team shall negotiate all Project Contractor contracts, subject to the final approval of the Tribal Council. All contracts shall require the Project Contractor to adhere in regard to recruitment, employment, reduction in force, promotion, training and related employment actions to a publicly announced policy and practice of Tribal preference and/or any publicly announced policy of Indian preference, to the extent such requirements are promulgated by the Tribe. Except as provided in this Agreement, each Project Contractor contract shall be between the Project Contractor and the Tribal Council.

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3.3 Project Budget. Lakes shall consult with the Architect to develop and propose to Development Team a budget for all Project Costs relating to the Project, along with a scheduled timeframe(s) for development of the Project. Revisions to the Project budget may be proposed to Development Team from time to time by Lakes until a final budget is recommended by the Development Team to the Tribal Council for approval, and approved by the Tribal Council. The Project budget approved by the Tribal Council, together with any modification thereafter proposed by the Development Team and approved by the Tribal Council, shall include all Project Costs and shall be the “Project Budget.”

3.4 Contracts with Project Professionals. All professionals providing services to the Project shall be independent of Lakes, unless otherwise agreed to by the parties in writing, and all contracts with such professionals will be negotiated by Lakes, the Development Team, and the Tribal Council on an arms-length basis and in the best interests of Tribe and the Authority.

3.5 Compensation Paid to Lakes for its Development Design Services. As compensation for its development design services rendered under this Agreement for certain services provided following the First Phase of the Project (the “Development Design Services Fee”), Lakes shall receive a Development Design Services Fee, as follows:

(a) Development Design Services Fee for Subsequent Phase. In connection with any construction or development of the Gaming Facility for any Subsequent Phase of the Project, the fee shall be equal to four percent (4%) of the amount expended by the Tribe, the Authority or any of their Affiliates on Project Costs for such phase, excluding the Development Design Services Fee and the Construction Oversight Fee for such phase.

(b) Payment of Development Design Services Fee. The Development Design Services Fee shall be paid on the Finance Closing Date for the applicable phase directly from the proceeds of the Development Financing Loan for the applicable phase or on the date Self-Financed Funds are first applied to the applicable phase, as the case may be.

(c) First Phase Exemption. Lakes shall not be entitled to any Development Design Services Fee in connection with the First Phase of the Project.

3.6 Advance of Funds for Development Design Services. Lakes agrees, subject to the terms and conditions of the Development Loan described in Section 2.5 and the Project Budget to advance to the Tribe such funds as are necessary to proceed with pre-development, site and Gaming Facility planning, architectural renderings and plans, including payments to the Architect pursuant to the Project Architectural Agreement, engineering and environmental services, working drawings and construction contract bidding documents until the Tribe obtains Project financing for the First Phase of the Project under the Development Financing Loan. Upon the Finance Closing Date for the First Phase and thereafter, all development design services expenses, including any remaining fees owing to the Architect for services rendered under the Project Architectural Agreement or to any Design Professionals and Project

Contractors shall be paid in accordance to the terms of and through the proceeds of the Development Financing Loan.

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ARTICLE 4

Construction Oversight Services

4.1 Project General Contractor and Construction Contracts. Lakes shall propose to the Development Team for its recommendation one or more general or prime contractors to provide customary construction contracting services with respect to the Gaming Facility (the “Project General Contractor”). As soon as reasonably practical, the Development Team shall either approve or reject each proposed Project General Contractor. In the case of a rejection, the process described in this Section 4.1 shall be repeated until the Development Team has recommended a Project General Contractor proposed by Lakes. Recommendations of the Development Team shall be presented by Lakes and the Development Team to the Tribal Council for review and approval. Once the Project General Contractor has been approved by the Tribal Council, Lakes or its designee shall negotiate, in consultation with the Development Team, and propose to the Tribal Council for its approval, one or more forms of agreements for execution by Tribal Council to engage the Project General Contractor (the “Project Construction Contract”). After the Tribal Council has approved and entered into the Project Construction Contract(s), no change orders shall be made without the written recommendation of Lakes and written approval by Tribal Council.

4.2 Project General Contractor Expectations. The Project General Contractor must (i) exhibit the financial capability to complete the work, (ii) have the ability to obtain adequate payment and performance bonds and builder’s risk insurance in amounts requested by the Authority, (iii) provide an acceptable bid as determined by Tribal Council, upon recommendation from the Development Team, (iv) be capable of meeting the construction schedule and (v) construct quality facilities. The Project General Contractor shall be responsible for providing, including through subcontractors, all material, equipment and labor to construct and initially equip the Gaming Facility as necessary in conformance with the Project Plans and Specifications, including site development.

4.3 Project Construction Contract Provisions. Any Project Construction Contract shall contain such provisions for the protection of the Tribe and Lakes as the parties deem appropriate, and shall provide that construction of the Gaming Facility shall commence as soon as reasonably practical after the Project Construction Contract is signed, subject to Legal Requirements; and shall also provide that the Project General Contractor, and all its subcontractors, shall exert their best efforts to complete construction within such time as the Authority requires.

4.4 Lakes’s Construction Oversight Duties. Any Project Construction Contract shall provide that Lakes or its designee shall be responsible for all construction administration during the construction phases of the Project. In acting pursuant to its construction oversight duties, Lakes or its designee shall maintain communication with the Development Team regarding progress of the Project. Lakes shall act as Tribe’s designated representative and shall have full power and complete authority to act on behalf of the Tribe in connection with any Project Construction Contract to the extent authorized in each Project Construction Contract. To the

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extent allowed by the Project Construction Contract, Lakes or its designee shall have control and charge of any persons performing work on the Project site, and shall interpret and decide on matters concerning the performance of any requirements of the Project Construction Contract. The Tribal Council shall have the authority to reject work which does not conform to the Project Construction Contract. Lakes or its designee may conduct inspections to determine the date or dates of substantial completion and the date of Completion of any phase. Lakes or its designee shall observe and evaluate or authorize the observation and evaluation of Project work performed, review or authorize review of applications for payment for submission to Tribal Council and review or authorize review and certification of the amounts due the contractors and/or the Project General Contractor. The Project General Contractor shall, at a minimum, warrant its work to be performed free of defects and unworkmanlike labor for at least one year after Completion of any phase or not less than the maximum period subsequent to Completion of any phase customarily covered by the liability and insurance policy a Project General Contractor would usually obtain in the State of California, whichever is longer. Unless otherwise provided in the Project Construction Contract, the Project General Contractor shall also be required to obtain before construction commences and maintain until Completion a policy of insurance in an amount at least equal to the estimated Project Costs naming the Tribe, the Authority and Lakes as an additional insured; said policy to be issued by an insurance company licensed by the State of California and having an AM Best rating of A7 or better.

4.5 Construction Change Orders. Construction change orders in excess of the Project Budget for the Project Plans and Specifications shall require written approval of the Architect, the Development Team, and the Tribal Council. If completion of the construction, equipping and furnishing of the Project cannot be reasonably accomplished within the Project Budget, then, the Tribal Council, upon receiving advice from the Development Team and the Architect, shall promptly determine which components of the Project shall be deleted or reduced in size, such that the total expenditures for Project Costs shall not exceed the approved Project Budget.

4.6 Lakes Project Inspections. As part of its construction oversight duties, Lakes or its designee shall inspect the Gaming Facility prior to the disbursement of each requested advance of funds, and (i) approve the progress and the workmanship of the construction; (ii) verify compliance with the Project Plans and Specifications; (iii) satisfy itself that all work for which such advance is requested has been performed and all materials for which such advance is requested are in place or, as to stored materials, are owned by the Tribe and suitably safeguarded. Lakes or its designee shall provide updates regarding such inspections to the Development Team as soon as reasonably practicable thereafter.

4.7 Final Acceptance Upon Completion of any Phase. Final acceptance of construction of the Gaming Facility shall not occur until (i) evidence of Completion has been received and approved by Tribal Council, (ii) a fully executed indemnity or release from liens is received from the Project General Contractor and all subcontractors, (iii) any other documentation reasonably requested by the Tribal Council or Lakes is received from the Project General Contractor and (iv) all approvals have been received from all Governmental Authorities from which approvals are required by applicable law.

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4.8 Tribal Construction Monitor. The Tribal Council shall select an individual of its choice knowledgeable in construction practices to act as Tribe’s construction monitor. The construction monitor shall be allowed access to all project contracts, including plans, designs, and construction cost information. The construction monitor shall inspect and approve each phase of construction, including change orders, before each phase may be initiated. The construction monitor shall inspect and shall not unreasonably withhold approvals within 48 hours of notification. Failure to act on the matter submitted for approval within such 48-hour period shall be deemed an approval of the matter so submitted. The construction monitor shall be compensated at a commercially reasonable rate, and the fees for such services shall be part of the Project Costs.

4.9 Project Equipment Contracts. Lakes shall propose to the Development Team for its recommendation one or more contractors to provide equipment or personal property for use in connection with operations of the Gaming Facility, exclusive of property to be provided pursuant to a Project Construction Contract (the “Project Equipment Contractor”). The Development Team shall also have the right to consider additional Project Equipment Contractors. As soon as reasonably practical, the Development Team shall either recommend or reject each proposed Project Equipment Contractor. In the case of a rejection, the process described in this Section 4.9 shall be repeated until the Development Team has recommended a Project Equipment Contractor. The Development Team shall provide such recommendations to the Tribal Council for review and approval. Once the Project Equipment Contractor has been approved by the Tribal Council, Lakes or its designee, in consultation with the Development Team, shall negotiate and propose to the Tribal Council for its approval one or more forms of agreements for execution by the Tribe to engage the Project Equipment Contractor (the “Project Equipment Contract”). After the Tribe has approved and entered into the Project Equipment Contract(s), no change orders shall be made without the written recommendation of Lakes or its designee and written approval by Tribe. Lakes or its designee will assist in the selection, ordering, expediting, and installation of furniture, fixtures and equipment required for the Gaming Facility.

4.10 Project Contractor Costs. All costs incurred by or paid pursuant to the Project Construction Contract(s) and Project Equipment Contract(s) in accordance with the Project Budget shall be Project Costs.

4.11 Compensation Paid to Lakes for its Construction Oversight Services. As compensation for its construction oversight services rendered under this Agreement for certain services provided following the First Phase of the Project (the “Construction Oversight Services Fee”), Lakes shall receive a Construction Oversight Services Fee, as follows:

(a) Construction Oversight Services Fee for Subsequent Phase. In connection with any construction or development of the Gaming Facility for any Subsequent Phase of the Project, the fee shall be equal to four percent (4%) of the amount expended by the Tribe, the Authority or any of their Affiliates on costs included in the Project Construction Contract, excluding the Development Design Services Fee and the Construction Oversight Fee for such phase.

(b) Payment of Construction Oversight Services Fee. The Construction Oversight Services Fee shall be paid on the Finance Closing Date for the applicable phase directly from the proceeds of the Development Financing Loan for the applicable phase or on the date Self-Financed Funds are first applied to the applicable phase, as the case may be.

(c) First Phase Exemption. Lakes shall not be entitled to any Construction Oversight Services Fee in connection with the First Phase of the Project.

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ARTICLE 5

No Operations Management Services to be Rendered;

No Grant of Proprietary Interest to Lakes

5.1 No Management Contract or Grant of Proprietary Interest. The parties agree that it is their intent that this Agreement, the Lakes Notes, any other Transaction Document, and any related security documents and instruments described herein (individually or collectively) do not and will not, singularly or collectively, constitute a “Management Contract” within the meaning of IGRA or grant a Proprietary Interest to Lakes in violation of IGRA. If agreed to by the parties, this Agreement may be submitted to the NIGC for review and determination that (a) it is not a Management Contract and therefore does not require the approval of the NIGC in order to be valid, regardless of whether it constitutes a “collateral agreement” as that term is defined in IGRA; and (b) it does not violate IGRA’s “sole proprietary interest” requirements. If submitted, each party shall use its best efforts to pursue such determination and timely execute, deliver, and if necessary, record any and all additional instruments, certifications, and other documents as may be required by the NIGC in order to issue such determination; provided that such required instrument or other document shall not materially change the respective rights, remedies or obligations of the parties under this Agreement. If the NIGC finds that this Agreement does constitute a Management Contract within the meaning of IGRA or grants a Proprietary Interest to Lakes in violation of IGRA, then the parties shall immediately take all necessary steps to amend or modify the Agreement in a way that preserves the economic benefits of the transactions to the parties without constituting a Management Contract within the meaning of IGRA or granting a Proprietary Interest to Lakes in violation of IGRA.

5.2 Mechanics Liens. The Authority shall keep the Gaming Facility and Gaming Facility Site free and clear of all mechanic’s and other liens resulting from the construction of the Gaming Facility, which shall at all times remain the property of the Tribe. If such lien is claimed or filed, it shall be the responsibility of the Authority to discharge or bond over the lien within sixty (60) days after receiving written notice of such claim. The Authority and the Tribe shall indemnify and hold harmless Lakes for any pre-existing conditions on the Gaming Facility Site and from any and all liability and defense expenses as incurred alleged to arise from any other prior agreements entered into by the Authority or the Tribe with any persons or entities in connection with development of the Project.

5.3 Title to Gaming Facility. The Gaming Facility and all related improvements and assets shall be the sole and exclusive property of the Tribe and/or the Authority.

5.4 No Liens. Except upon agreement between the parties, there shall be no liens or encumbrances relating to the Gaming Facility which are senior to those UCC and other liens permitted in favor of Lakes to be granted pursuant to the provisions of this Agreement or any related security documents and instruments between Lakes, the Tribe and/or the Authority entered into on or after the date the parties execute this Agreement. Additionally, during the term of this Agreement, neither the Authority, the Tribe nor Lakes shall act in any way whatsoever, either directly or indirectly, to cause or permit any other party to lease or to become

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a lien holder of the Gaming Facility Site or the Gaming Facility, or any related assets except as expressly permitted herein or upon agreement of the parties. Notwithstanding the foregoing, the Authority and the Tribe may grant liens and security interests which are subordinate to the liens of Lakes pertaining to the Project, Gaming Operation and Gaming Facility provided that such liens are subject to the prior written consent of Lakes. The parties agree that it is their intent that nothing in this Agreement shall constitute an encumbrance of tribal land, and, either party may, in its sole discretion, submit this Agreement to the Bureau of Indian Affairs for review and determination that it is not subject to 25 U.S.C. § 81.

ARTICLE 6

Representations and Warranties

6.1 Representations and Warranties of Lakes. Lakes represents and warrants to the Authority that:

(a) Organization. Lakes is a limited liability company duly formed and validly existing under the laws of the State of Minnesota.

(b) Authority. Lakes has the full legal right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate all other transactions contemplated by this Agreement.

(c) Binding Obligation. Each of this Agreement and the other Transaction Documents to which Lakes is a party has been duly executed and delivered by Lakes and constitutes a legal, valid and binding obligation of Lakes, enforceable against Lakes in accordance with its terms, except as enforceability may be limited by future bankruptcy, insolvency or similar proceedings, limitations on rights of creditors generally and principles of equity, and assuming such agreements are binding against the other parties hereto.

(d) No Litigation. There are no judgments entered, or actions, suits, investigations or proceedings pending against Lakes, or any of its Affiliates, assets or properties that could have a material adverse effect on its ability to enter into or perform this Agreement.

(e) No Violation or Conflict. The execution, delivery and performance by Lakes of this Agreement does not violate any Legal Requirement applicable to Lakes, other than a violation that shall not materially adversely affect the Project, or the rights of the Authority or the Tribe under this Agreement; provided that Lakes makes no representation or warranty with respect to any matter involving action by the Gaming Commission, the Authority, the Tribe, the NIGC or the BIA.

(f) No Consents. No consent from any Governmental Authority arising from any Legal Requirements not heretofore obtained by Lakes is required for Lakes to execute, deliver and perform its obligations hereunder; provided that Lakes makes no representation or warranty with respect to any consent that may be required by the Gaming Commission, the Authority, the Tribe, the NIGC or the BIA.

(g) Full Disclosure. No representation or warranty of Lakes in this Agreement contains any untrue statement or omits to state a material fact necessary to make any such representation, warranty, report or statement, in light of the circumstances in which they were made, not misleading.

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6.2 Representations and Warranties by the Authority and the Tribe. The Authority and the Tribe represent and warrant to Lakes that:

(a) Organization. The Tribe is a federally recognized Indian Tribe duly organized under the governing documents and laws of the Tribe and the United States, and is eligible to conduct Gaming within the meaning of IGRA. The Authority is a governmental component and instrumentality of the Tribe, duly established pursuant to the laws of the Tribe.

(b) Authority and Power. The Authority and the Tribe have taken all action required by tribal law without the necessity of further action to authorize the execution, delivery and performance of this Agreement, the Lakes Notes and the other Transaction Documents to which either is a party. The Authority and the Tribe have all requisite power and authority to enter into this Agreement, the Lakes Notes and such other Transaction Documents and to perform their obligations under this Agreement, the Lakes Notes and such other Transaction Documents or related security documents and instruments described herein, and to consummate all other transactions contemplated by this Agreement, the Lakes Notes and the other Transaction Documents.

(c) Binding Obligations. This Agreement (including but not limited to, the waiver of sovereign immunity in Section 10.1(g)), the Lakes Notes and the other Transaction Documents has been duly executed and delivered by the Authority and the Tribe and is a legal, valid, binding and perfected obligation of the Authority and the Tribe, enforceable against the Authority and the Tribe in accordance with its terms, except as enforceability may be limited by future bankruptcy, insolvency or similar proceedings, limitations on rights of creditors generally and principles of equity, and assuming the foregoing agreements are binding against the other parties thereto.

(d) Gaming Facility Site. The Gaming Facility Site for the Project constitutes “Indian lands” upon which the Tribe may legally conduct Gaming under IGRA.

(e) Gaming Permitted. The Tribe is legally permitted to conduct Class II Gaming and Class III Gaming at the Gaming Facility Site pursuant to Legal Requirements.

(f) Gaming Licenses. As of the Effective Date of this Agreement, all licenses, permits, approvals or other authority required from the Gaming Commission to permit the Authority, the Tribe and Lakes to enter into this Agreement and perform their obligations under this Agreement have been granted, and during the term of this Agreement will continue to be effective.

(g) No Material Negative Obligations. There are no outstanding obligations owing by the Authority or the Tribe or affecting either the Gaming Facility Site or the Gaming Facility, whether arising from contracts, instruments, orders, judgments, decrees or otherwise, which may materially and adversely affect the Project or Lakes’s obligations or rights under this Agreement, the Lakes Notes or any other Transaction Document.

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(h) No Violation or Conflict. The execution, delivery and performance by the Authority and Tribe of this Agreement, the Lakes Notes and the other Transaction Documents does not violate any Legal Requirements; provided that the Authority and Tribe make no representation or warranty with respect to any matter involving action by the Department of Interior, NIGC or the BIA. The execution, delivery and performance of this Agreement, the Lakes Notes and the Transaction Documents to which they are parties by the Authority and the Tribe does not conflict with or result in any breach of any provision of, or constitute a default under, or result in the imposition of any lien or charge upon any asset of the Authority or the Tribe or result in the acceleration of any obligation under the terms of any agreement or document binding upon the Authority or the Tribe, other than a conflict, breach, default or imposition as shall not materially adversely affect the Project or the parties’ obligations or rights under this Agreement, the Lakes Notes or any other Transaction Document.

(i) No Litigation. Except as disclosed on Exhibit G attached hereto, there are no judgments entered, or actions, suits, investigations or proceedings pending, or to the knowledge of the Authority and the Tribe, threatened, against the Authority or the Tribe, or any of the assets or properties of the Authority or the Tribe, that could have a material adverse effect on the Project, the Gaming Facility or the ability of the Authority or Tribe to enter into or perform this Agreement or Lakes’s obligations or rights under this Agreement, the Lakes Notes and the other Transaction Documents.

(j) No Consents. No consent from any Governmental Authority arising from any Legal Requirements not heretofore obtained by the Authority and Tribe is required to execute, deliver and perform its obligations hereunder.

(k) Full Disclosure. No representation or warranty of the Authority and Tribe in this Agreement and no written report or statement delivered to Lakes by or on behalf of the Authority or the Tribe, contains any untrue statement or omits to state a material fact necessary to make any such representation, warranty, report or statement, in light of the circumstances in which they were made, not misleading. The Authority and the Tribe have fully disclosed the existence and terms of all material agreements and Legal Requirements, written or oral, relating to the Project.

(l) Environmental. The Tribe’s activities on or affecting the Gaming Facility Site have not violated any applicable laws, regulations, order or other requirements of Governmental Authorities regulating or otherwise concerning hazardous or toxic water or protection of the environment (“Environmental Laws”). In addition, to the best of Tribe’s knowledge, neither the present condition of the Gaming Facility Site nor the past or present activities on the Gaming Facility Site by others violate the Environmental Laws.

ARTICLE 7

Covenants

7.1 Covenants of Lakes. Lakes covenants and agrees as follows:

(a) Additional Documents. Lakes shall execute any additional instruments as may be reasonably required by the Authority or the Tribe to carry out the intent of this Agreement or to perfect or give further assurances of any of the rights granted or provided for under this Agreement.

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(b) Exclusivity. For a period commencing on the date of this Agreement and ending on the earlier of the expiration or termination of this Agreement or the date occurring eighty-three (83) months from and after the Opening Date, Lakes shall not engage in any Indian Gaming development within a 50-mile radius of the Gaming Facility. Failure of Lakes to comply with this covenant shall be a Material Breach of this Agreement.

7.2 Covenants of the Authority and the Tribe. The Authority and the Tribe covenant and agree as follows:

(a) Additional Documents. Each shall execute any additional instruments as may be reasonably required by Lakes to carry out the intent of this Agreement or to perfect or give further assurance of any of the rights granted or provided for under this Agreement or any Lakes Note.

(b) Non-Impairment. The Tribe has not and will not enact or permit the enactment of, nor permit or cause any of its governmental agencies to adopt, any law, ordinance, resolution, rule, order or regulation impairing the rights or obligations of the parties under this Agreement, any Lakes Note or any other Transaction Document entered into by the Authority, or impairing the rights and obligations of Lakes in furtherance of the design, development, construction, equipping or financing of the Gaming Facility, including but not limited to this Agreement and any contract or agreement entered into or contemplated by this Agreement. Impairment shall include the passage of laws which obligate Lakes to act in violation of applicable federal law. The Tribe and the Authority agree that they will not deny Lakes, any Lakes Associated Individual or any other duly authorized Lakes representative individual access to the Gaming Facility Site or otherwise exclude them during the term of this Agreement (to the extent that such specific Person’s presence on the Gaming Facility Site is necessary to perform Lakes’s obligations under this Agreement), provided that nothing within this Agreement shall prohibit the Authority, the Tribe or Gaming Commission from validly exercising its sovereign governmental authority to protect the health, safety, and welfare of the Tribe and its members in a manner that does not impair or adversely affect the rights of Lakes under this Agreement or any other Transaction Document. A list of current ordinances of the Tribe that may affect the Project are listed in Exhibit H. The Tribe expressly acknowledges and covenants that neither the Project, the Gaming Facility nor the transaction(s) between the parties contemplated by this Agreement, any Lakes Note and the other Transaction Documents are now, or at any time during the term of this Agreement will be, subject to any Tribal Employment Rights Ordinance tax.

(c) Records. The Authority shall maintain or cause to be maintained full and accurate accounts and records for the Project and its Gaming Facility according to GAAP.

(d) No Liens; Additional Debt. Except as otherwise provided within or contemplated by this Agreement, or upon the express written consent of Lakes, (i) the Tribe shall not incur additional debt related to the Gaming Facility, other than trade payables in the ordinary course of business, or cause or voluntarily permit any security interest, lien or other encumbrance to be created on the Gaming Facility, the Gaming Facility Site, the Collateral or any proceeds of the

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Development Financing Loan and (ii) the Authority shall not incur additional debt other than trade payables in the ordinary course of business, or cause or voluntarily permit any security interest, lien or other encumbrance to be created on the Gaming Facility, the Gaming Facility Site, the Collateral or any proceeds of the Development Financing Loan.

(e) No Tax. The Tribe and the Authority shall not impose any tax, fee or assessment on Lakes, any Contractor, the Gaming Facility, this Agreement, the Lakes Notes other than reasonable pass-through taxes on Project patrons which are consistent with Gaming resort industry practices. The Tribe and Authority shall be specifically permitted to impose sales, use, excise, hotel occupancy and other similar taxes and fees (excluding taxes, charges, assessments or fees against real or personal property of the Gaming Operation or Gaming Facility or on gaming revenues or earnings) of such types and percentages amounts as are imposed by the State of California and by San Diego County.

(f) No Subsidiaries. The Tribe and the Authority will not create, acquire or own any instrumentality, subdivision or subunits in connection with any Gaming Operations of the Tribe or Authority, unless the actions and assets of such instrumentalities, subdivisions or subunits are subject to and bound by the terms of this Agreement.

(g) Contractor Payments. The Authority acknowledges and agrees to pay any Contractor pursuant to the terms of the applicable agreement in a commercially reasonable manner and time and pursuant to the terms of such agreements. The Authority agrees to hold Lakes harmless (including defense expenses as incurred) from any Contractor claims for payment associated with design, construction and furnishing of the Project.

(h) Exclusive Relationship. During the term of this Agreement the Tribe and Authority will have an exclusive relationship with Lakes regarding the development of the Project or any other development on the Gaming Facility Site contemplated by the Tribe or the Authority, or regarding the development of any other Gaming Operations to be conducted by the Tribe on the lands of the Tribe. The Tribe and the Authority shall not directly or indirectly, negotiate with, contract with, or otherwise engage in any manner any other party apart from Lakes (or one of its Affiliates) concerning any agreement or arrangement for such other party to provide development, financing or gaming consulting services to the Tribe or Authority absent the express written consent of Lakes. Failure of the Tribe or Authority to comply with this covenant shall be a Material Breach of this Agreement. However, immediately upon Lakes giving notice of its intent to terminate this Agreement pursuant to Section 9.3 or Section 9.8 of this Agreement, or upon the occurrence of an event under Section 2.10(b)(iv), the Authority and the Tribe may make arrangements or enter agreements with another person to render services that would otherwise be performed by Lakes under this Agreement; provided, however, that in the event the Tribe or Lakes locates a suitable replacement for Lakes as provided for in Section 2.10(b)(iv), this Agreement must be terminated prior to the Tribe, Authority or Lakes (as applicable) enters into any such new agreement. In the event Lakes provides notice under Section 9.3 or Section 9.8, Lakes shall reasonably cooperate with the Tribe and the Authority’s efforts to find a replacement and shall provide such information as is reasonably necessary for the Tribe or the Authority to obtain a new development consultant.

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(i) Notice of Changes in Tribal law. The Tribe shall not enact or permit the enactment of, nor permit any of its tribal governmental agencies to adopt, any changes or modifications to law, ordinance, resolution, rule or regulation which may materially and adversely affect the licenses or permits to be granted to Lakes and Lakes Associated Individuals (including any license or permit application forms and requirements) and which licenses may be necessary to allow Lakes or Lakes Associated Individuals to perform under this Agreement unless (i) Lakes is first provided with thirty (30) days advance written notice of the proposed rulemaking and an opportunity to comment on such proposed rules, (ii) the proposed changes or modifications to law, ordinance, resolution, rule or regulation are applied prospectively only after a thirty (30) day waiting period following official adoption and written notice to Lakes of such official adoption.

(j) Tribal Contract Impairment. The Tribe shall expressly respect and not abridge the contract rights of Lakes hereunder pertaining to the choice of governing laws, jurisdiction, dispute resolution forum and the sovereign immunity waiver provisions.

(k) Right of Appeal Regarding Regulatory Action. During the term of this Agreement (i) any tribal governmental agency with licensing or permitting jurisdiction over Lakes or Lakes Associated Individuals pursuant to this Agreement shall make applicable licensing/permitting regulations, including any licensing/permitting application forms and instructions, available for review by Lakes in a form reasonably accessible to Lakes and within a reasonable time period following adoption, (ii) the Tribe and any tribal governmental agency seeking to take any regulatory action on any license or permit granted to Lakes or Lakes Associated Individuals shall act pursuant to validly adopted tribal law or regulation; (iii) the Tribe shall act to ensure that Lakes and Lakes Associated Individuals shall have the right to appeal any regulatory or licensing/permitting action made by the Tribe or any tribal governmental agency in connection with the performance of Lakes under this Agreement, in accordance with tribal law. Authority and the Tribe agree that any violations of the requirements and commitments described in this subsection shall be deemed a Material Breach of this Agreement by Authority and the Tribe.

(l) Licensing Fees. Lakes shall be responsible for all licensing and permitting fees assessed by Gaming Commission in accordance with the Gaming Ordinance and applicable tribal law with regard to Lakes and Lakes Associated Individuals, provided that in the event the Gaming Commission assesses initial licensing or permitting fees or charges in excess of $15,000 for Lakes as any entity or $300 for any Lakes Associated Individual or an annual renewal licensing or permitting fee or charge in excess of $7,500 for Lakes as an entity or $300 for any Lakes Associated Individual, the Tribe shall immediately pay such excess costs.

(m) Arbitrary and Capricious Action. During the term of this Agreement that if any action taken by Lakes, the Tribe or the Authority has been determined under the dispute resolution procedures herein to have been arbitrary and capricious, this finding shall give rise to an irrevocable and enforceable obligation of the Authority and the Tribe to pay Lakes liquidated damages in the amount as further set forth in Section 9.7.

(n) Tribal Secured Transactions Code. During the term of this Agreement the Tribe shall maintain a tribal secured transactions law consistent with and substantially similar in form and content as the Jamul Indian Village Secured Transactions Code, adopted March 18, 2006 as Ordinance No. 2006-02.

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(p) Audit. The Tribe shall (i) cause an independent accounting firm experienced in Gaming and licensed in California to perform an audit of the financial operations and results of operations of the Gaming Facility on an annual basis, (ii) promptly following completion of each such audit provide copies of audit reports and related materials to Lakes, and (iii) permit Lakes, at its own cost and expense, to undertake review or audit of such operations and results of operations at any reasonable time and from time to time, and, in connection therewith, cooperate with Lakes by providing and facilitating reasonable access to relevant documentation and persons, including without limitation employees of the accounting firm that performs the annual audit.

ARTICLE 8

Events of Default

8.1 Events of Default by Lakes. Subject to cure in accordance with the provisions of Section 8.2, each of the following occurring prior to the date on which the Project has been substantially completed shall constitute a “Lakes Event of Default”:

(a) A Material Breach by Lakes exists.

(b) Lakes otherwise violates or defaults in the performance of any other covenant or commitment under this Agreement, including without limitation the covenants in Section 7.1, or under any other Transaction Document;

(c) Any failure of Lakes to make timely pay any other amount due under this Agreement or any other related agreement, in any such case which failure is not cured within 10 days after notice of such failure is delivered to Lakes;

(d) Except under circumstances in which a Tribal Event of Default has occurred and is continuing under Section 8.3(g), any license, permit or approval required to be received or maintained by Lakes to perform its obligations under this Agreement is denied, suspended, or revoked by proper and reasonable action of any Governmental Authority, and all rights to appeal or review the action have been exhausted (including the right of appeal found at Section 10.1).

(e) Lakes shall fail to make payments (whether of fees, advances or loans) required by this Agreement;

(f) Any representation or warranty made by Lakes herein proves untrue in any material respect as of the date of the making thereof;

(g) Lakes has: (i) filed for relief under the United States Bankruptcy Code or has suffered the filing of an involuntary petition under the Bankruptcy Code that is not dismissed within sixty (60) days after filing; (ii) had a receiver appointed to take possession of all or substantially all of the property of Lakes; or (iii) suffered an assignment for the benefit of creditors.

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8.2 Cure by Lakes. Upon the occurrence of any event or circumstance described in Section 8.1, the Authority shall provide written notice to Lakes thereof requesting Lakes to cure the same. Lakes shall have sixty (60) days following receipt of the notice to effect a cure; provided, however, that if the nature of such event or circumstance (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure the same within sixty (60) days, such sixty-day period shall be extended for so long as Lakes shall be using diligent efforts to effect a cure thereof, but no more than an additional thirty (30) days. The discontinuance or correction of any such event or circumstance shall constitute a cure thereof. If Lakes fails to cure any such event or circumstance within the cure period, the Authority and the Tribe may: (a) suspend all performance under this Agreement until the breach is cured but in no event longer than ninety days; (b) terminate this Agreement under Section 9.4; (c) exercise its rights under Section 9.8; or (d) pursue any other remedy available at law or in equity, subject to the provisions of Section 10.1.

8.3 Events of Default by the Authority and the Tribe. Subject to the cure provisions in Section 8.4, each of the following shall constitute a “Tribal Event of Default”:

(a) any failure of the Tribe or the Authority to make timely payments of principal or interest under any Lakes Note or failure to pay any other amount due to Lakes under this Agreement or any other Transaction Document, in any such case which failure is not cured within 10 days after notice of such failure is delivered to the Authority or the Tribe;

(b) the Authority or the Tribe otherwise violates or defaults in the performance of any other covenant or commitment under this Agreement, including without limitation the covenants in Section 7.2, or under any other Transaction Document;

(c) a Material Breach by the Authority or the Tribe occurs;

(d) an “Event of Default” by the Authority or the Tribe occurs under any other Transaction Document (subject to notice and cure rights provided therein);

(e) the Tribe, the Authority or any other Affiliate of the Tribe (each a “Tribal Entity”) violates or defaults in the performance of any other agreement now or hereafter executed by it in favor of Lakes or an Affiliate of Lakes (subject to notice and cure rights provided therein).

(f) The Authority or the Tribe defaults (i) in any payment with respect to any other obligation for borrowed money (including without limitation the Development Financing Loan) beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

(g) Lakes is unable to perform its obligations or enjoy its rights under this Agreement due to (i) arbitrary and capricious actions taken by the Gaming Commission, any other applicable Governmental Authority of the Tribe to withhold, fail to renew, suspend, deny, delay, withdraw, revoke, qualify or condition or otherwise substantially impair any license, permit or approval required for Lakes or any Lakes Associated Individual to perform Lakes’s obligations or enjoy Lakes’s rights under this Agreement, or (ii) Gaming Commission actions referred to in Section 10.4(b);

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(h) There shall have been filed or commenced against any Tribal Entity an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or an action shall have been commenced to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of a Tribal Entity or for any substantial part of the property of a Tribal Entity or for the winding up or liquidation of the affairs of a Tribal Entity and such action or proceeding shall not have been dismissed within sixty (60) days;

(i) A Tribal Entity shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or shall consent to the entry of an order for relief in an involuntary case under any such law; or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of a Tribal Entity or of any substantial part of the property of any Tribal Entity; or any Tribal Entity shall make any general assignment for the benefit of creditors; or any Tribal Entity shall take any action in furtherance of any of the foregoing; or

(j) The Authority or the Tribe enacts a tribal law, ordinance, resolution, rule or regulation that prevents Lakes from receiving its fees or collecting principal and interest on any loans made hereunder.

8.4 Cure by Tribe and Authority.

(a) Except with respect to Events of Default described in Sections 8.3(a), (f), (h) or (i), upon the occurrence of any event or circumstance described in Section 8.3, Lakes shall provide written notice to the Authority or the Tribe thereof requesting the Authority and the Tribe to cure the same. The Tribe and the Authority shall have sixty (60) days following receipt of the notice to effect a cure; provided, however, that if the nature of such event or circumstance (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure the same within sixty (60) days, such sixty-day period shall be extended for so long as the Tribe and the Authority shall be using diligent efforts to effect a cure thereof, but no more than an additional thirty (30) days. The discontinuance or correction of any such event or circumstance shall constitute a cure thereof.

(b) If an Event of Default described in Sections 8.3(a), (f), (h) or (i) occurs, or if the Authority or Tribe fail to cure any other event or circumstance within the cure period applicable thereto in accordance with the provisions of subsection (a) above, then Lakes may take any one or more of the following actions: (i) suspend all performance of Lakes under this Agreement; (ii) declare all principal and interest accrued on the Lakes Notes to be immediately due and owing, (iii) terminate this Agreement under Section 9.3; or (iv) pursue any other remedy available by agreement, at law or in equity, subject to the provisions of Section 10.1.

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ARTICLE 9

Term of Agreement

9.1 Term.

(a) This Agreement shall become effective and binding upon the parties on the Effective Date, and, subject to earlier termination as provided in this Agreement, shall continue in effect until the expiration of an initial period of eighty-three (83) months from and after the Effective Date, provided that: (i) in the event that any Lakes Note has not be fully paid in accord with its terms hereunder within the initial eighty-three (83) month period, the Tribe may in its sole discretion exercise an option to renew the term of this Agreement for one (1) sixty (60) month period, such option right to be exercised through written notice to Lakes at any time before the expiration of the initial term of this Agreement, (ii) all rights of any party to this Agreement to assert and prosecute a Claim against the other shall survive the termination or expiration of this Agreement, and (iii) all provisions of Section 9.1 and Section 10.1 shall survive the termination or expiration of this Agreement.

(b) If the Tribe does not exercise its right to extend the Agreement, the Tribe shall make a balloon payment such that each of the Lakes Notes is paid in full prior to the expiration of the term. If, on the other hand, the Tribe extends the Agreement for an additional sixty (60) month period in accordance with the provisions of the foregoing subsection (a), the Tribe and the Authority shall either (i) continue to repay any outstanding amounts due under the applicable Lakes Notes in accordance with the provisions of Sections 2.4, 2.5 or 2.6 of this Agreement, as applicable, until such obligations have been fully paid, or (ii) pay accrued interest on the Lakes Notes on a monthly basis (commencing on the date thirty (30) days from and after such extension date) and the unpaid principal of the Lakes Notes in sixty (60) consecutive equal monthly installments (the sum of which shall equal the unpaid principal amount as of such extension date), such principal payments to be made together with the monthly interest payments, whichever of clauses (i) or (ii) results in the earlier payment in full of the Lakes Notes.

9.2 Mutual Termination. This Agreement may be terminated at any time by the mutual written consent of the parties.

9.3 Termination by Lakes. This Agreement may be terminated within five (5) days after written notice by Lakes to the Authority and the Tribe if (a) a Tribal Event of Default has occurred (it being understood that such termination will not affect Lakes’s right to accelerate the Lakes Notes or any other amounts owing to Lakes or any Affiliate of Lakes from the Tribe or the Authority under this Agreement, the Lakes Notes and the other Transaction Documents); or (b) at any time and for any reason, at Lakes’s sole discretion, provided that if Lakes terminates this Agreement under this Section 9.3(b) prior to the Opening Date, Lakes shall continue to fund the Tribal Support Loan for a period of one hundred twenty (120) days from and after the date of termination and shall continue to fund payment of the reasonable, necessary and customary consultant and professional fees pursuant to such consultant and professional’s billing guidelines or engagement agreement for an additional thirty (30) days from and after the date of termination. Upon termination pursuant to the foregoing clause (b), the Lakes Notes shall be paid in accordance with the provisions of Section 9.7(b) of this Agreement, provided that any

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amounts funded following such termination shall be added to the outstanding principal of the Tribal Support Loan and the amount of remaining monthly installments of principal payments adjusted from time to time so as to repay the principal balance of the Tribal Support Loan in full through the sum of all remaining such principal installment payments.

9.4 Termination by the Authority. This Agreement may be terminated upon notice by the Authority to Lakes if a Lakes Event of Default has occurred (it being understood that such termination will not affect the obligation of the Tribe and the Authority to pay, in accordance with the provisions of Section 9.7(b) of this Agreement, the Lakes Notes and any other amounts owing to Lakes or any Affiliate of Lakes from the Tribe or the Authority under this Agreement, the Lakes Notes and the other Transaction Documents).

9.5 Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the Tribe and Lakes that the establishment and operation of Gaming Facility conform to and comply with all Legal Requirements. Unless otherwise stated, the obligations of the Tribe and Lakes hereto shall automatically cease and this Agreement shall be of no further force and effect if during the term of the Agreement one or more of the following occurs and Gaming does not commence or ceases at the Gaming Facility (an “Event of Involuntary Termination”):

(a) The Compact is determined by any court of competent jurisdiction to be invalid and such determination becomes final and non-appealable.

(b) The Tribe is determined by any court of competent jurisdiction to be no longer an Indian tribe eligible to conduct Gaming within the meaning of IGRA.

(c) This Agreement is determined by a Governmental Authority (excluding the Tribe, the Authority and any governmental court, agency, department, commission, board, bureau or instrumentality of the Tribe or the Authority) to be invalid.

(d) An unqualified legal opinion is rendered by competent legal counsel stating that a material change in federal law has occurred after the Effective Date (through an Act of Congress or issuance of an opinion from the United States Supreme Count) that directly and materially impairs the ability of the Tribe to engage in Class II Gaming or Class III Gaming on Indian Lands.

Notwithstanding the foregoing, if an Event of Involuntary Termination is asserted pursuant to Section 9.5(d) above, this Agreement shall not automatically terminate but instead the obligations of the Tribe and Lakes shall automatically be suspended and the party claiming the existence of an Event of Involuntary Termination pursuant to Section 9.5(d) shall promptly seek in a court of competent jurisdiction: (a) provisional or ancillary remedies, including preliminary injunction relief pending the outcome of an arbitration proceeding under Section 10.1 hereof or (b) permanent injunctive relief to enforce an arbitration award. If injunctive relief is not obtained, this Agreement shall continue in full force and effect and the party asserting an Event of Involuntary Termination pursuant to Section 9.5(d) shall pay the other party’s reasonable costs and damages.

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In the Event of an Involuntary Termination pursuant to this Section 9.5, the Lakes Notes, if not repaid, shall be repaid in accordance with the provisions of Section 9.7(b).

9.6 Actions in Addition to Termination. The parties agree that termination of this Agreement may not be a sufficient or appropriate remedy for a Lakes Event of Default or a Tribal Event of Default, and that pursuant to the terms of this Agreement, each party shall have the right to pursue such remedies (in addition to termination) at law or in equity as are available to compensate it for such breach, including actions to require payment of monies owed subsequent to any termination. Each party agrees that there may be irreparable harm to the other party and that damages may be difficult to determine in the event of a Lakes Event of Default or a Tribal Event of Default, and that an injunction or other equitable relief may be appropriate.

9.7 Annual Termination Right.

(a) After the Initial Period, this Agreement may be terminated by either party, upon written notice to the other party, on an annual basis if such party has a good faith dispute relating to the annual Pre-Development Plan or Pre-Development Budget. Such termination right must be exercised within thirty (30) days prior to the end of the Tribe’s fiscal year or within thirty (30) days after the sixty (60) day period referenced in Section 2.10(b)(iv).

(b) If Lakes exercises its right to terminate pursuant to this Section 9.7, then, notwithstanding anything in this Agreement to the contrary, (i) if the Opening Date has not yet occurred, all accrued and unpaid interest on the Lakes Notes as of the termination date shall be capitalized as of such date, such capitalized amount shall continue to accrue interest as provided herein, and the Tribe and the Authority shall be required to pay accrued interest on the Lakes Notes on a monthly basis (commencing on the date thirty (30) days from and after such termination date) and the unpaid principal of the Lakes Notes shall be payable in one hundred twenty (120) consecutive equal monthly installments (the sum of which shall equal the unpaid principal amount as of such termination date), such principal payments to be made together with the monthly interest payments, (ii) if the Opening Date has occurred but no Second Phase Opening Date has occurred, the Tribe and the Authority shall continue to pay the Development Loan Note in accordance with the provisions of this Agreement, and the Existing Loan Note and the Tribal Support Note will be payable in accordance with clause (i) above, and (iii) if a Second Phase Opening Date has occurred, the Tribe and the Authority shall continue to pay the Lakes Notes in accordance with the provisions of this Agreement.

(c) If the Tribe or the Authority exercises its right to terminate pursuant to this Section 9.7, the Tribe shall pay the principal of and interest accrued on the Lakes Notes, together with any other amounts owing to Lakes or any Affiliate of Lakes from the Tribe or the Authority under this Agreement, the Lakes Notes and the other Transaction Documents, in full within thirty (30) business days after it exercises such termination right.

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9.8 Buy-Out Option. In the event that (i) Lakes exercises its termination right pursuant to Section 9.7 or Section 9.3(b); (ii) Lakes fails to fund the Development Loan (after expiration of the notice and cure period), (iii) Lakes commits a material breach of this Agreement (after expiration of any notice and cure period) or (iv) if the Tribe terminates the Agreement under Section 9.7 herein, the Tribe may exercise a buy-out right by paying Lakes the then current face value of the Lakes Notes (“Buy-Out Amount”). After payment of the Buy-Out Amount, the parties shall execute a mutual full release of all contractual claims and actions against the other party. In the event the Tribe exercises its buy-out right prior to the Opening Date of any Subsequent Phase, Lakes shall not be entitled to any Development Fees on that subsequent phase.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Dispute Resolution. Except as otherwise permitted by Section 9.5 and Section 10.1 below, the parties agree that all Claims shall be governed by the following dispute resolution procedures:

(a) The parties shall use their best efforts to settle all Claims. To this effect, they shall meet and confer in person within ten (10) calendar days of a Claim being asserted and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution within a period of twenty (20) calendar days after their first meet and confer session, then, upon notice by a party to the other parties, all Claims shall be settled by arbitration administered by the American Arbitration Association and conducted in accordance with its Commercial Arbitration Rules in effect at the time of submission; except that: (a) the question whether or not a Claim is arbitrable shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of arbitrability; (b) discovery shall be permitted in accordance with the Federal Rules of Civil Procedure, subject to supervision as to scope and appropriateness by the arbitrators; and (c) any issue as to the validity of any waiver of sovereign immunity by the Tribe or Authority shall be subject to arbitration. Unless the parties otherwise agree to in writing, arbitration proceedings shall be held in San Diego, California.

(b) The arbitration proceedings shall be conducted before a single neutral arbitrator, whom shall be a currently licensed attorney, actively engaged in the practice of law for at least ten (10) years, and who shall have five (5) years of experience in federal Indian law, and in the Gaming industry. In the event that the parties are unable to agree mutually to a neutral arbitrator with ten (10) days of the notice of filing for arbitration, the parties or their attorneys may request the American Arbitration Association to appoint the neutral arbitrator. Prior to the commencement of hearings, the arbitrator appointed shall provide an oath or undertaking of impartiality. The Authority and the Tribe further agree that any arbitration proceeding held in connection with any dispute with respect to this Agreement, the Lakes Notes or any other Transaction Document may be consolidated with any other arbitration proceeding between Lakes or any Affiliate of Lakes, on one hand, and the Authority or the Tribe or any Affiliate of the Authority or the Tribe, on the other hand.

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(c) The arbitration award shall be in writing signed by the arbitrator, and shall state the basis for the award. The arbitration award shall be set forth in reasonable detail as to its findings of fact and law, and basis of determination of award form and amount. Except to the extent such enforcement will be inconsistent with a specific provision of this Agreement, arbitration awards made pursuant to this Article 10 shall be enforceable in federal court under Title 9 of the United States Code and any applicable tribal, federal or state law governing the enforcement of arbitration awards. In addition to any basis for appeal of an arbitration award on the basis that the arbitrators incorrectly decided a question of law in making the award, or the award was made in an arbitrary or capricious manner or in manifest disregard of the factual evidence.

(d) Each party hereto, without having to exhaust any tribal remedies first, shall have the right to seek and obtain a court order from a court having jurisdiction over the parties requiring that the circumstances specified in the order be maintained pending completion of the arbitration proceedings, to the extent permitted by applicable law.

(e) Judgment on any arbitration award may only be entered in a court having jurisdiction in the manner provided in

Section 10.1(g).

(f) The arbitrator shall only have the power to award actual damages and shall not have the power to award punitive, exemplary or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement.

(g) The Tribe and the Authority hereby expressly and irrevocably waive, and also waive their right to assert, sovereign immunity and any and all defenses based thereon with respect to any Claims asserted by Lakes; and the Authority and the Tribe hereby consent to: (i) binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of submission; (ii) the compelling and enforcement of arbitration provided that any such award shall be limited to actual damages and shall specifically exclude punitive, consequential, incidental, expectancy and all other special damages; and provided further that the arbitrator and/or court shall have no authority or jurisdiction to order execution against any assets or revenues of Tribe except undistributed future Net Revenues of the Gaming Facility and the Project’s furnishings and equipment; provided, however that in no instance shall enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets of the Tribe specified in this Section 10.1(g); and (iii) judicial proceedings in or before the United States District Court in which the Project is located, the United States Court of Appeals having jurisdiction over the applicable District Court, and the United States Supreme Court, for the purpose of compelling arbitration or enforcing any arbitration award arising out of this Agreement or any Lakes Note. If the United States District Court determines it is without jurisdiction, the Authority and the Tribe consent to be sued in San Diego County Superior Court and any California state courts to which an appeal therefrom may be available, but solely to compel, enforce, modify or vacate any arbitration award.

(h) To the extent lawful in connection with any such Claims, the Authority and the Tribe expressly waive the application of the doctrines of exhaustion of tribal remedies, abstention or comity that might otherwise require that Claims be heard first in tribal court or other tribal forums of the Tribe.

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(i) The waivers by the Authority and the Tribe set forth herein only extend to claims or proceedings brought by Lakes and any award of damages against the Authority or the Tribe shall be payable solely out of the Collateral.

(j) Nothing contained in this Agreement is intended to restrict the authority of the Tribe or the Gaming Commission to take any Governmental Action; provided, however, that any arbitration award may include damages as a remedy in favor of Lakes as provided in this Agreement in connection with any such Governmental Action.

10.2 Payment Default. In the event that there is a payment default by the Authority and the Tribe under any Lakes Note, Lakes shall have the right to proceed immediately to enforce the terms thereof through judicial proceedings without first having to submit to the arbitration proceedings described in Section 10.1 above. The Authority and the Tribe each hereby expressly and irrevocably waives, and also waives its right to assert, sovereign immunity and any and all defenses based thereon with respect to any claims of any Lakes Note payment default; and the Authority and the Tribe each hereby consent to judicial proceedings in or before the United States District Court in which the Project is located, the United States Court of Appeals having jurisdiction over the applicable District Court, and the United States Supreme Court, for the purpose of enforcing the terms of any Lakes Note and compelling payment due thereunder. If the United States District Court determines it is without jurisdiction, the Authority and the Tribe consent to be sued in San Diego County Superior Court and any California state courts to which an appeal therefrom may be available, but solely for the same purpose.

10.3 Governing Law. This Agreement, the Lakes Notes and each other Transaction Document shall be deemed entered into in San Diego, California and are to be governed by the laws of the State of Minnesota, without regard to its conflict of laws provisions and applicable federal law. Use of the laws of State of Minnesota for the foregoing limited purpose of interpretation and construction is not intended to and shall not otherwise incorporate substantive laws and regulations of the State of Minnesota or any other State, including usury laws or any present or future state law provisions, that would restrict the rate of interest upon any loan, advance or other financial accommodation contemplated by this Agreement, the Lakes Notes or any other Transaction Document.

10.4 Actions of the Gaming Commission.

(a) Lakes agrees that Actions or decisions of the Gaming Commission that relate to Lakes or Lakes Associated Individuals, including but not limited to the actions of the Gaming Commission to withhold, fail to renew, suspend, deny, delay, withdraw, revoke, qualify or condition a license that has been issued to Lakes or any Affiliates or Lakes Associated Individuals who are subject to licensing (any such licensing decision or action a “Lakes Licensing Decision”) must be reviewed pursuant to the review process set forth in the Gaming Ordinance and final decisions thereunder are not subject to modification or reversal by the arbitrator or arbitrators except pursuant to the arbitration procedures set forth in this Article. Notwithstanding the foregoing restriction on modification or reversal of such decisions,

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following any final ruling by any review or appellate body of the Tribe with authority to rule on or review such Gaming Commission actions or decisions, if a dispute arises from (i) a Lakes Licensing Decision, (ii) a decision or action of the Gaming Commission that materially affects Lakes’s ability to act in accordance with the terms of this Agreement, or (iii) a decision or action of the Gaming Commission that impairs Lakes’s ability to receive its fees or collect principal and interest payments on any loans made hereunder, then Lakes or the Authority is permitted to submit any such disputes to arbitration in accordance with this Article 9 and any such final decision of the Gaming Commission relating to Lakes, or any failure to act in a timely manner by any body of the Tribe with power to review Gaming Commission decisions, is subject to an award of damages.

(b) In reviewing Gaming Commission actions and decisions pursuant to this Section 10.4, the arbitrator or arbitrators may not reverse or modify a decision of the Gaming Commission, but may make an award of damages to Lakes, but only in the event that

(i) The Gaming Commission action or decision is in excess of its jurisdiction or authority; or

(ii) the Gaming Commission or any appellate body of the Tribe with the authority to rule on or review such Gaming Commission actions or decisions did not conduct a fair hearing or trial on the issue; or

(iii) The Gaming Commission action or decision constitutes an abuse of discretion.

(c) Abuse of discretion is established if:

(i) The Gaming Commission has not proceeded in the manner required by the Gaming Ordinance, the Compact, this Agreement or any other Legal Requirements; or

(ii) The Gaming Commission decision or action is not supported by substantial evidence on the record as a whole; or

(iii) The Gaming Commission decision or action is made or motivated in any part by facts or circumstances that are not substantially related to the relevant criteria or requirements set forth in the Gaming Ordinance or the Compact.

(d) If Lakes claims that the Gaming Commission decision or action is arbitrary and capricious or is an action referred to in Section 10.4(b), and if the Gaming Commission decision or action (i) is a Lakes Licensing Decision, (ii) materially affects Lakes’s ability to act in accordance with the terms of this Agreement, or (iii) impairs Lakes’s ability to receive its fees or collect principal and interest on any loans made hereunder, the arbitrator or arbitrators shall conduct a hearing on the evidence and may award liquidated damages pursuant to Section 9.7 with respect to any actions that are found to be arbitrary, capricious, an abuse of discretion or otherwise not in accordance with law.

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ARTICLE 11

Miscellaneous

11.1 Assignment. The Tribe has hired Lakes to provide assistance on Project development matters based on its expertise in the field. As such, the rights and obligations under this Agreement shall not be assigned or subcontracted by any party without the prior written consent of the other parties; provided, however, (i) Lakes may work with or delegate tasks under or relating to this Agreement to a designee approved by the Tribe, and (ii) Lakes may assign this Agreement to a wholly owned subsidiary without the consent of the Authority or the Tribe; provided further that Lakes shall remain obligated for the performance of the Lakes subsidiary hereunder and that the Lakes subsidiary shall provide the same level of service as Lakes. Other than as expressly provided in this Section 11.1, any attempted assignment or subcontracting without prior written consent shall be void. Subject to the preceding requirements, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns. No assignment authorized hereunder shall be effective until all necessary approvals by Governmental Authorities, if any, have been obtained.

11.2 Notices. Any notice, consent or any other communication permitted or required by this Agreement: (a) must be in writing; (b) shall be effective five (5) days after the date sent via United States mail or upon the date of actual delivery, whichever occurs first; (c) must be delivered by personal service, via fax with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested; and (d) until written notice of a new address or addresses is given, must be addressed as follows:

If to the Tribe:	Jamul Indian Village
P.O. Box 612
14191 Hwy 94 #16
Jamul, CA 91935
Attn: Chairman
Fax: 619-669-4817

With a copy to (which copy shall not constitute notice to a Party):

Stephen M. Hart
Lewis & Roca LLP
40 North Central Avenue
Phoenix, AZ 85004-4429
Telephone: (602) 262-5787
Facsimile: (602) 734-4009

If to the Authority:	Jamul Gaming Authority
P.O. Box 612
14191 Hwy 94 #16
Jamul, CA 91935
Attn: Chairman
Fax: 619-669-4817

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With a copy to (which copy shall not constitute notice to a Party):

Stephen M. Hart
Lewis & Roca LLP
40 North Central Avenue
Phoenix, AZ 85004-4429
Telephone: (602) 262-5787
Facsimile: (602) 734-4009

If to Lakes:	Lakes Jamul Development, LLC
130 Cheshire Lane
Minnetonka, MN 55305
Attn: Timothy J. Cope
Fax: (952) 449-7064

With a copy to (which copy shall not constitute notice to a Party):

Damon E. Schramm, Esq. Vice President—General Counsel Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, Minnesota 55305 Telephone: (952) 449-7069 Fax: (952) 449-7068

and	Kevin C. Quigley, Esq. Hamilton Quigley & Twait PLC W1450 First National Bank Building 332 Minnesota Street St. Paul, Minnesota 55101-1314 Telephone: (651) 602-6262 Fax: (651) 602-9976

Daniel R. Tenenbaum, Esq. Gray Plant Mooty 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402-3796 Telephone: (612) 632-3050 Fax: (612) 632-4050

Copies of any notices shall be given to the Gaming Commission at its last known address.

11.3 Amendments. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade may be amended only by written instrument duly executed by all of the parties and with any and all necessary regulatory approvals, if any, required by Legal Requirements. The parties expressly agree to amend or renew this Agreement by mutual consent as may be required to realize its purposes.

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11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.5 Force Majeure. No party shall be in default in the performance due under this Agreement if that failure of performance (except for the payment of monies due hereunder) is due to causes beyond its reasonable control, including but not limited to acts of God, war, terrorism, fires, floods, or accidents causing material damage to or destruction of the Gaming Facility.

11.6 Preparation of Agreement. This Agreement has been carefully prepared and reviewed by counsel for each party hereto and may not be construed more strongly for or against any party.

11.7 Entire Agreement. This Agreement, including all exhibits, and together with the other Transaction Documents, represents the entire agreement between the parties and supersedes all provisions of any prior agreements between the parties relating to the development, financing, construction and equipping of the Project and its Gaming Facility, and any other matter addressed in this Agreement. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of the parties. The parties expressly agree by mutual consent to amend or renew this Agreement as may be required to realize its purposes. The Authority, the Tribe and Lakes specifically acknowledge that this Agreement shall supersede and replace in all respects the Existing Development Agreement.

11.8 Indemnification by Lakes. Lakes shall immediately indemnify the Authority, the Tribe and its agents, enrolled members, officers, employees, consultants, attorneys (each an “Tribe Indemnitee”) from and against any and all damages, claims, losses or expenses of whatever kind or nature, including attorneys’ fees and expenses as and when incurred in defending those claims, losses or expenses, to the extent they result from the gross negligence or willful misconduct of Lakes with respect to (a) the Project or (b) non-performance of any of Lakes’s obligations under this Agreement.

11.9 Indemnification by the Authority and the Tribe. The Authority and the Tribe, jointly and severally, shall immediately indemnify Lakes and its agents, officers, employees, consultants, attorneys (each a “Lakes Indemnitee”) from and against any and all damages, claims, losses or expenses of whatever kind or nature, including attorneys’ fees and expenses as and when incurred in defending those claims, losses or expenses, to the extent they result from the gross negligence or willful misconduct of the Authority or the Tribe with respect to (a) the Project or (b) the performance or non-performance of the obligations of the Authority or the Tribe under this Agreement.

11.10 Indemnity for Third Party Claims. Upon the occurrence of any claim by a third party in connection with this Agreement against either the Authority or the Tribe, on one hand, or Lakes, on the other hand, the parties shall enter into a mutually acceptable agreement providing for the procedures by which any such claims shall be prosecuted and related costs and

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expenses shall be reimbursed. If the third-party claim arises from the conduct of Lakes, Lakes shall have the sole right to control the defense and settlement of such claim and shall pay its own attorneys’ fees; provided that, with respect to such claim, the Authority and the Tribe shall have the right to participate in the settlement and defense of such claim, and Lakes shall be responsible for their attorneys’ fees incurred in connection therewith. If the third-party claim arises from the conduct of the Authority or the Tribe, the Authority and the Tribe shall have the sole right to control the defense and settlement of such claim and shall pay their own attorneys’ fees; provided that, with respect to such claim, Lakes shall have the right to participate in the settlement and defense of such claim, and the Authority and the Tribe, jointly and severally, shall be responsible for its attorneys’ fees incurred in connection therewith.

11.11 Prior Agreements; Insurance. The Authority and the Tribe, jointly and severally, further agree to indemnify and hold Lakes harmless from any and all liabilities, claims, losses and expenses (including attorneys’ fees as incurred and other litigation-related expenses) arising from any prior agreements entered into by the Authority or the Tribe with any Persons or entities in connection with development, construction and/or operation of the Gaming Facility. Lakes shall be listed as an additional insured on all insurance policies with respect to any Project.

11.12 Compliance with Legal Requirements. All parties shall at all times comply with all Legal Requirements applicable to their performance under this Agreement.

11.13 Further Assurances. The parties agree to do all acts and to deliver all necessary documents as from time to time are reasonably required to carry out the terms and provisions of this Agreement, including the filing of UCC Financing Statements and related security instruments described herein. Without limiting the generality of the foregoing, each of the Tribe and the Authority authorizes Lakes to file UCC Financing Statements to perfect the security interests granted by or in accordance with the provisions of this Agreement.

11.14 Cooperation; Approvals. Each of the parties agrees to cooperate in good faith with the other to timely implement the purposes of this Agreement. Any consents or approvals required to be given in connection with this Agreement shall not be unreasonably withheld or delayed by the parties.

11.15 Confidentiality. Except as required by Legal Requirements, including but not limited to, reporting requirements imposed on publicly traded companies, each of the parties agrees that all non-public information exchanged between the parties with respect to the Project shall be kept confidential by each party and only disclosed to that party’s legal counsel, financial advisors or as reasonably required to be disclosed in connection with the Project. This confidentiality obligation shall survive the termination of this Agreement for a period of three (3) years.

11.16 Other Generally Applicable Provisions.

(a) The Authority and the Tribe represent and warrant to Lakes that, in connection with the obligations evidenced by the Lakes Notes and in connection with other activities, the Authority, the Tribe and their respective officers, directors or controlling persons have had a preexisting, personal or business relationship with Lakes and its Affiliates and, in any event, the Authority and the Tribe has the capacity to protect its own interests in connection with the Existing Loan and the Development Loan and other transactions contemplated by this Agreement and the other Transaction Documents.

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(b) Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein, would exceed the maximum rate of interest that may be charged, contracted for, reserved, received, or collected by Lakes in connection with this Agreement or any other Transaction Document under applicable law (“Maximum Rate”), the Authority shall not be obligated to pay, and Lakes shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

(c) In the event that the Lakes Notes have been paid in full, Lakes shall, within thirty days thereafter, execute and deliver to the Tribe a full release for, from and against any and all damages, claims, causes of action, losses or expenses of whatever kind or nature arising from the Lakes Notes.

11.17 Relationship. Lakes, the Authority and the Tribe shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Lakes is retained under this Agreement as an independent contractor, and not an employee of the Authority or the Tribe, and shall be responsible for Lakes’s own services.

11.18 Waivers. No failure or delay by Lakes, the Authority or the Tribe to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other breach.

11.19 Captions. The captions of each article, section and subsection contained in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.

11.20 Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the Parties hereto.

11.21 Survival of Covenants. Any covenant, term or provision of this Agreement that, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

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11.22 Estoppel Certificate. Lakes, the Authority and the Tribe agree to furnish to the other party or to a third party (e.g., a prospective Lender) from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate.

11.23 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday in the State of California, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

11.24 Government Savings Clause. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the BIA, the office of the Interior Solicitor, the NIGC, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the Parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Authority, the Tribe or Lakes under this Agreement or any other agreement or document related hereto.

11.25 Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law. If, however, any material part of a party’s rights under this Agreement have been declared invalid or unenforceable, that party shall have the option to terminate this Agreement upon 30 days’ written notice to the other party, without liability on the part of the terminating party, but Lakes shall retain the right to repayment of unpaid principal and interest on all amounts advanced by it to the Tribe and the Authority, in addition to other amounts that it may be entitled to hereunder whether pursuant to this Agreement or otherwise.

11.26 Standard of Reasonableness. Unless specifically provided otherwise, all actions and decisions of the parties, all provisions of this Agreement, the Lakes Notes and any other Transaction Document shall be governed by a standard of commercial reasonableness.

[Signature Page Follows]

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The parties have executed this Development Services and Financing Arrangement Agreement as of the date stated in the introductory clause.

Jamul Indian Village a federally recognized Indian tribe

By	/s/ Ray Hunter
Its:	Chair

By	/s/ Julia Lotta
Its:	Secretary

Jamul Gaming Authority a governmental subdivision of the Jamul Indian Village

By	/s/ Ray Hunter
Its:	Chair

By	/s/ Julia Lotta
Its:	Secretary

Lakes Jamul Development, LLC a Minnesota limited liability company

By	/s/ Timothy J. Cope
Its:	President

[Signature Page to Jamul

Development Services and Financing Arrangement Agreement Dated xxxxx, 2011

xx/xx/2011 execution version]

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EXHIBIT I

THIS IS NOT A MANAGEMENT AGREEMENT

Notwithstanding any provision in the Agreement, Lakes shall not engage in any of the following: planning, organizing, directing, coordinating, or controlling all or any portion of the Authority’s casino or Gaming operations (collectively, “Management Activities”), including, but not limited to:

1.	The training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

2.	Any employment policies or practices;

3.	The hours or days of operation;

4.	Any accounting systems or procedures;

5.	Any advertising, promotions or other marketing activities;

6.	The purchase, lease, or substitution of any Gaming device or related equipment or software, including player tracking equipment;

7.	The vendor, type, theme, percentage of pay-out, display or placement of any Gaming device or equipment; or

8.	Budgeting, allocating, or conditioning payments of the Borrower’s operating expenses;

Provided, however, that Lakes will not be in violation of the foregoing restriction solely because Lakes:

A.	enforces compliance with any term in the Agreement that does not require the Gaming operation to be subject to any third-party decision-making as to any Management Activities; or

B.	requires that all or any portion of the Collateral be applied to satisfy valid terms of the Agreement.

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ARTICLE 6	Representations and Warranties	32
6.1	Representations and Warranties of Lakes	32
6.2	Representations and Warranties by the Authority and the Tribe	33
ARTICLE 7	Covenants	34
7.1	Covenants of Lakes	34
7.2	Covenants of the Authority and the Tribe	35
ARTICLE 8	Events of Default	38
8.1	Events of Default by Lakes	38
8.2	Cure by Lakes	39
8.3	Events of Default by the Authority and the Tribe	39
8.4	Cure by Tribe and Authority	40
ARTICLE 9	Term of Agreement	41
9.1	Term	41
9.2	Mutual Termination	41
9.3	Termination by Lakes	41
9.4	Termination by the Authority	42
9.5	Involuntary Termination Due to Changes in Legal Requirements	42
9.6	Actions in Addition to Termination	43
9.7	Annual Termination Right	43
9.8	Buy-Out Option	44
ARTICLE 10	DISPUTE RESOLUTION	44
10.1	Dispute Resolution	44
10.2	Payment Default	46
10.3	Governing Law	46
10.4	Actions of the Gaming Commission	46
ARTICLE 11	Miscellaneous	48
11.1	Assignment	48
11.2	Notices	48
11.3	Amendments	49
11.4	Counterparts	50
11.5	Force Majeure	50
11.6	Preparation of Agreement	50
11.7	Entire Agreement	50
11.8	Indemnification by Lakes	50
11.9	Indemnification by the Authority and the Tribe	50
11.10	Indemnity for Third Party Claims	50
11.11	Prior Agreements; Insurance	51
11.12	Compliance with Legal Requirements	51
11.13	Further Assurances	51
11.14	Cooperation; Approvals	51
11.15	Confidentiality	51
11.16	Other Generally Applicable Provisions	51
11.17	Relationship	52
11.18	Waivers	52
11.19	Captions	52

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11.20	Third Party Beneficiary	52
11.21	Survival of Covenants	52
11.22	Estoppel Certificate	53
11.23	Periods of Time	53
11.24	Government Savings Clause	53
11.25	Severability	53
11.26	Standard of Reasonableness	53

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